UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

OLIN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

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	4)	Date Filed:

Notes:

Reg. Section 240.14a-101.

SEC 1913 (3-99)

190 CARONDELET PLAZA, SUITE 1530, CLAYTON, MISSOURI 63105

March 11, 2009

Dear Olin Shareholder:

We cordially invite you to attend our 2009 annual meeting of shareholders on April 23, 2009.

This booklet includes the notice and proxy statement, which describes the business we will conduct at the meeting and provides information about Olin that you should consider when you vote your shares. We have not planned a communications segment or any multimedia presentations for the 2009 annual meeting.

Mr. Anthony W. Ruggiero, a Class I director, resigned from the board in June 2008 after nine years of service on the board. The board thanks Mr. Ruggiero for his contributions and extends its best wishes in his future endeavors.

We have added two new directors since our 2008 annual meeting. Mr. Vincent J. Smith is the retired President and Chief Executive Officer of Dow Chemical Canada, a subsidiary of The Dow Chemical Company and was elected by the board and began serving in August 2008. Mr. Gray G. Benoist is the Vice President, Finance and Chief Financial Officer of Belden, Inc. and was elected by the board and began serving in February 2009. As required by Virginia law and Olin’s Bylaws, Messrs. Benoist and Smith are standing for re-election by the shareholders at this year’s annual meeting.

Whether or not you plan to attend, it is important that your shares are represented and voted at the annual meeting. If you do not plan to attend the annual meeting, you may vote your shares on the Internet, by telephone or by completing and returning the proxy card in the enclosed envelope. If you plan to attend the annual meeting, please bring the lower half of your proxy card to use as your admission ticket for the meeting.

At last year’s annual meeting more than 87% of our shares were represented in person or by proxy. We hope for the same high level of representation at this year’s meeting and we urge you to vote as soon as possible.

Sincerely,

Joseph D. Rupp
Chairman, President and
Chief Executive Officer

YOUR VOTE IS IMPORTANT

We urge you to promptly vote the shares on the Internet, by

telephone or by completing, signing, dating and returning

your proxy card in the enclosed envelope.

OLIN CORPORATION

Notice of Annual Meeting of Shareholders

Time:	8:30 a.m. (Central Daylight Time)

Date:	Thursday, April 23, 2009

Place:	The Chase Park Plaza Hotel
212 North Kingshighway Boulevard
St. Louis, Missouri 63108

Purpose:	To consider and act upon the following:

(1)    The election of three directors to serve for three-year terms expiring in 2012, one director to serve for a two-year term expiring in 2011 and one director to serve for a one-year term expiring in 2010, all of whom are identified in the proxy statement.

(2) Approval of the 2009 Long Term Incentive Plan.

(3) Ratification of the appointment of the independent registered public accounting firm for 2009.

(4) Such other business that is properly presented at the meeting.

Who May Vote:	You may vote if you were the record owner of Olin common stock at the close of business on February 27, 2009.

By Order of the Board of Directors:

George H. Pain
Secretary

Clayton, Missouri

March 11, 2009

OLIN CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held April 23, 2009

GENERAL QUESTIONS

Why did I receive this proxy statement?

You received this proxy statement because you owned shares of Olin common stock, par value $1 per share, which we sometimes refer to as common stock, at the close of business on February 27, 2009. Olin’s board of directors is asking you to vote at the 2009 annual meeting for each of the director nominees identified in Item 1 and for Items 2 and 3 listed in the notice of the annual meeting of shareholders. This proxy statement describes the matters on which we would like you to vote and provides information so that you can make an informed decision.

When was this proxy material mailed to shareholders?

We began to mail the proxy statement and form of proxy to shareholders on or about March 11, 2009.

What if I have questions?

If you have questions, please write them down and send them to the Secretary at Olin’s principal executive office at 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105.

What will I be voting on?

You will be voting on:

(1)	the election of the five directors identified in the proxy statement,

(2)	the approval of the 2009 Long Term Incentive Plan,

(3)	the ratification of KPMG LLP as Olin’s independent registered public accounting firm for 2009, and

(4)	any other business properly presented at the annual meeting.

Could other matters be voted on at the annual meeting?

As of March 11, 2009, the items listed in the preceding question are the only matters being considered. If any other matters are properly presented for action, the persons named in the accompanying form of proxy will vote the proxy in accordance with their best judgment and opinion as to what is in the best interests of Olin.

How does the board recommend I vote on the proposals?

The board recommends a vote for each of the director nominees identified in Item 1 and for Items 2 and 3.

How can I obtain directions to be able to attend the annual meeting and vote in person?

You may obtain directions to the Chase Park Plaza Hotel in Clayton, MO by contacting the Chase Park Plaza Hotel at (314) 633-3000 or by accessing their website at http://www.chaseparkplaza.com/contact/maps.phtml.

VOTING

Who can vote?

All shareholders of record at the close of business on February 27, 2009 are entitled to vote at the annual meeting.

How many votes can be cast by all shareholders?

At the close of business on February 27, 2009, the record date for voting, we had outstanding 77,545,223 shares of common stock. Each shareholder on the record date may cast one vote for each full share owned. The presence in person or by proxy of the holders of a majority of such shares constitutes a quorum. If a share is present for any purpose at the meeting, it is deemed to be present for the transaction of all business. Abstentions, withheld votes in the election of directors and shares held in street name that are voted on any matter will be included in determining the number of votes present. Shares held in street name that are not voted on any matter at the meeting will not be included in determining whether a quorum is present.

How do I vote?

You may vote either in person at the annual meeting or by proxy. To vote by proxy, you must select one of the following options:

•	Vote by telephone (telephone voting instructions are printed on the proxy card):

•	Call the toll-free voting telephone number: 1-888-693-8683.

•	Have the proxy card in hand.

•

Follow and comply with the recorded instructions by the applicable deadline (11:59 p.m. Eastern Daylight Time on April 22, 2009 for shareholders and 11:59 p.m. Eastern Daylight Time on April 20, 2009 for participants in the Olin Corporation and Arch Chemicals, Inc. Contributing Employee Ownership Plans (CEOP)).

•	If you are not the shareholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

•	Vote on the Internet (Internet voting instructions are printed on the proxy card):

•	Access http://www.cesvote.com.

•	Have the proxy card in hand.

•	Follow the instructions provided on the site.

•

Submit the electronic proxy before the required deadline (11:59 p.m. Eastern Daylight Time on April 22, 2009 for shareholders and 11:59 p.m. Eastern Daylight Time on April 20, 2009 for CEOP participants).

•	If you are not the shareholder of record but hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

•	Complete the enclosed proxy card:

•	Complete all of the required information on the proxy card.

•	Date and sign the proxy card.

•

Return the proxy card in the enclosed postage-paid envelope. We must receive the proxy card no later than the day before the annual meeting and for CEOP participants before 11:59 p.m. Eastern Daylight Time on April 20, 2009 for your proxy to be valid and for your vote to count.

•	If you are not the shareholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

If you vote in a timely manner by the Internet or telephone, you do not have to return the proxy card for your vote to count. The Internet and telephone voting procedures appear in the middle of the enclosed proxy card. You may also log on to change your vote or to confirm that your vote has been properly recorded.

If you want to vote in person at the annual meeting, and you own your common stock through a custodian, broker or other agent, you must obtain a proxy from that party in their capacity as owner of record for your shares and bring the proxy to the annual meeting.

Where can I access an electronic copy of the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2008?

Important Notice Regarding Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 23, 2009

You may access an electronic, searchable copy of the Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2008 at http://www.viewmaterial.com/oln.

How are votes counted?

If you specifically mark the proxy card (or vote by telephone or Internet) and indicate how you want your vote to be cast regarding any matter, your directions will be followed. If you sign and submit the proxy card but do not specifically mark it with your instructions as to how you want to vote, the proxy will be voted for the election of the directors named in this proxy statement in Item 1 and in favor of Items 2 and 3 listed in the proxy.

National City Bank tabulates the shareholder votes and provides an independent inspector of election as part of its services as our registrar and transfer agent. If you submit a proxy card marked “abstain” or “withhold” on any item other than election of directors, your shares will not be voted on the item so marked and your vote will not be included in determining the number of votes cast on that matter.

Can I change my vote?

Yes. Whether you vote by Internet or telephone or submit a proxy card with your voting instructions, you may revoke or change your vote by:

•	casting a new vote on the Internet or by telephone,

•	submitting another written proxy with a later date,

•	sending a written notice of the change in your voting instructions to the Secretary if received the day before the annual meeting, or

•	revoking the grant of a previously submitted proxy and voting in person at the annual meeting. Please note that your attendance at the annual meeting itself will not revoke a proxy.

When are the votes due?

Proxies submitted by shareholders by Internet or by telephone will be counted in the vote only if they are received by 11:59 p.m. Eastern Daylight Time on April 22, 2009. Shares represented by proxies on the enclosed proxy card will be counted in the vote at the annual meeting only if we receive your proxy card by April 22, 2009. Proxies submitted by CEOP participants will be counted in the vote only if they are received by 11:59 p.m. Eastern Daylight Time on April 20, 2009.

How do I vote my shares held in the Olin Contributing Employee Ownership Plan or the Arch Chemicals, Inc. Contributing Employee Ownership Plan?

On February 27, 2009, the Olin Corporation Contributing Employee Ownership Plan (Olin CEOP) held 4,107,524 shares of our common stock and the Arch Chemicals, Inc. Contributing Employee Ownership Plan (Arch CEOP) held 232,173 shares. We sometimes refer to one or both of these plans as the CEOP. State Street Bank and Trust Company serves as the Trustee of the Olin CEOP and JPMorgan Chase Bank serves as Trustee of the Arch CEOP. If you are a participant in either CEOP, you may instruct the Trustee of that CEOP how to vote shares of common stock credited to you on the items of business listed on the proxy card by voting on the Internet or telephone or by indicating your instructions on your proxy card and returning it to us. The Trustees will vote shares of common stock held in the CEOP for which they do not receive voting instructions in the same manner proportionately as they vote the shares of common stock for which they do receive instructions.

How do I vote my shares held in the Automatic Dividend Reinvestment Plan?

National City Bank is our registrar and transfer agent and administers the Automatic Dividend Reinvestment Plan. If you participate in our Automatic Dividend Reinvestment Plan, National City Bank will vote any shares of common stock that it holds for you in accordance with your instructions indicated on the proxy card you return or the vote you make by Internet or telephone. If you do not submit a proxy card for your shares of record or vote by Internet or telephone, National City Bank will not vote your dividend reinvestment shares.

MISCELLANEOUS

Can I contact board members directly?

Our audit committee has established the following methods for shareholders or other interested parties to communicate directly with the board and/or its members.

•	Mail—Letters may be addressed to the board or to an individual board member as follows:

The Olin Board or (Name of the director)

c/o Office of the Secretary

Olin Corporation

190 Carondelet Plaza, Suite 1530

Clayton, MO 63105

•

E-mail—You may send an e-mail message to Olin’s board at the following address: directors@olin.com. In addition, you may send an e-mail message to an individual board member by addressing the e-mail using the first initial of the director’s first name combined with his or her last name in front of @olin.com.

•	Telephone—Olin has established a safe and confidential process for reporting, investigating and resolving employee and other third party concerns. Shareholders or other interested parties may also use this Help-Line to communicate with one or more directors on any Olin matter. The Help-Line is operated by an independent, third party service 24 hours a day, 7 days a week. In the United States and Canada, the Help-Line can be reached by dialing toll-free 800-362-8348. Callers outside the United States or Canada should call the United States collect at 203-750-3100. You may also access the Help-Line on the Internet at www.olinhelp.com.

Who pays for this proxy solicitation?

Olin will pay the entire expense of this proxy solicitation.

Who solicits the proxies and what is the cost of this proxy solicitation?

Our board is soliciting the proxies. We have hired The Proxy Advisory Group, LLC (Proxy Advisory Group), a proxy solicitation firm, to assist us with the distribution of proxy materials and vote solicitation. We will pay Proxy Advisory Group approximately $10,000 for its services and will reimburse Proxy Advisory Group for payments made to brokers and other nominees for their expenses in forwarding proxy solicitation materials.

How will the proxies be solicited?

Proxy Advisory Group will solicit proxies by personal interview, mail, and telephone, and will request brokerage houses and other custodians, brokers and other agents to forward proxy solicitation materials to the beneficial owners of Olin common stock for whom they hold shares. Our directors, officers and employees may also solicit proxies by personal interview and telephone.

How can I submit a shareholder proposal at the 2010 annual meeting?

If you want to present a proposal to be considered for inclusion in the 2010 proxy statement for the 2010 annual meeting, you must deliver the proposal in writing to the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 no later than November 11, 2009. You must then present your proposal in person at the 2010 annual meeting.

If you want to present a proposal for consideration at the 2010 annual meeting without including your proposal in the proxy statement, you must deliver a written notice (containing the information required by Olin’s Bylaws) to the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 no later than January 22, 2010. You must also present your proposal in person at the 2010 annual meeting.

How can I directly nominate a director for election to the board at the 2010 annual meeting?

According to Olin’s Bylaws, if you are a shareholder you may directly nominate an individual for election to the board if you deliver a written notice of the nomination to Olin’s Secretary no later than January 22, 2010. Your notice must include:

•	your name and address;

•	the name and address of the person you are nominating;

•	a statement that you are entitled to vote at the annual meeting and intend to appear at the annual meeting in person, or by proxy, to make the nomination;

•	a description of arrangements or understandings between you and others, if any, pursuant to which you are making the nomination;

•	such other information about the nominee as would be required in a proxy statement filed under the Securities and Exchange Commission (SEC) proxy rules; and

•	the written consent of the nominee to actually serve as a director, if elected.

Although a shareholder may directly nominate an individual for election as a director, the board is not required to include such nominee in the proxy statement.

How can I recommend a director for the slate of candidates to be nominated by Olin’s board for election at the 2010 annual meeting?

In addition to directly nominating an individual for election to the board as discussed above, you can suggest that our Directors and Corporate Governance Committee consider a person for inclusion in the slate of candidates to be proposed by the board for election at the 2010 annual meeting. You can recommend a person by delivering written notice to Olin’s board no later than October 12, 2009. The notice must include the information described under the heading “What is Olin’s Director Nomination Process?” on page 17, and must be sent to the address indicated under that heading. As noted above, the board is not required to include such nominee in the proxy statement.

How can I obtain shareholder information?

Shareholders may contact National City Bank, our registrar and transfer agent, who also manages our Automatic Dividend Reinvestment Plan at:

National City Bank Shareholder Services Operations

Locator 5352, PO Box 92301

Cleveland, OH 44101-4301

Telephone: (800) 622-6757

E-mail: shareholder.inquiries@nationalcity.com

Internet: www.nationalcity.com/shareholderservices

For technical assistance with this website, call Shareholder Communications at (800) 622-6757 between 8 a.m. – 5 p.m. Eastern Time, Monday – Friday.

Shareholders can sign up for NCStockAccess through National City Bank for fast, easy and secure access 24 hours a day, 7 days a week for future proxy materials, investment plan statements, tax documents and more. To sign up log on to NCStockAccess at www.nationalcity.com/shareholderservices where step-by-step instructions will prompt you through enrollment or you may call (800) 622-6757 for customer service.

CERTAIN BENEFICIAL OWNERS

Except as listed below, to our knowledge, no person beneficially owned more than five percent of our common stock as of February 28, 2009.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
State Street Bank and Trust Company	6,384,878	(a)	8.3
One Lincoln Street
Boston, MA 02111

Barclays Global Investors, NA(a)	4,566,061	(b)	5.9
400 Howard Street
San Francisco, CA 94105

(a)	Based on a Schedule 13G filing dated February 17, 2009, as of December 31, 2008, State Street had sole voting power as to 2,416,844 of such shares, shared voting power with the Olin Corporation Contributing Employee Ownership Plan as to 3,968,034 of such shares, and shared dispositive power as to all the shares.

(b)

Based on a Schedule 13G filing dated February 6, 2009, as of December 31, 2008, includes sole dispositive power as to all shares and sole voting power as to 3,849,421 shares. Schedule 13G included as persons filing: Barclays Global Fund Advisors (at the same address), Barclays Global Investors, LTD (Murray House, 1 Royal Mint Court, London, EC3N 4HH), Barclays Global Investors Japan Limited (Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan), Barclays Global Investors Canada Limited (Brookfield Place 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada Ontario M5J 2S1), Barclays Global Investors Australia Limited (Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220), Barclays Global Investors (Deutschland) AG (Apianstrasse 6, D-85774, Unterfohring, Germany).

ITEM 1—PROPOSAL FOR THE ELECTION OF DIRECTORS

CLASS III

NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 2012

DONALD W. BOGUS, 62, retired in January 2009 from his position as Senior Vice President of The Lubrizol Corporation and President of Lubrizol Advanced Materials, Inc., a wholly-owned subsidiary of The Lubrizol Corporation (a global supplier of high performance specialty products for personal care, coatings, plastics, and various industrial products), a position he had held since June 2004. Mr. Bogus joined Lubrizol in April 2000 as Vice President and his duties included responsibility for the Fluid Technologies for Industry business section and he served as the head of mergers and acquisitions. Prior to joining Lubrizol, he was an Executive Officer at PPG Industries, Inc. (a manufacturer of coatings, glass and industrial and specialty chemicals) where he served as Vice President of Specialty Chemicals and Vice President of Industrial Coatings. Mr. Bogus earned a bachelor’s degree in biology and chemistry from Baldwin Wallace College. He serves on the Board of Trustees for Baldwin Wallace College and on their Business Division’s Business Advisory Board. Olin director since 2005; member of the Compensation Committee and the Directors and Corporate Governance Committee.

PHILIP J. SCHULZ, 64, was Managing Partner of PricewaterhouseCoopers (a registered public accounting firm) Hartford, Connecticut office until his retirement in July 2003. Mr. Schulz also served as the Hartford office leader of PwC’s Consumer & Industrial Products & Services industry group. He joined Coopers & Lybrand in 1967 and was Managing Partner of the Hartford office at the time of the merger of Coopers & Lybrand and Price Waterhouse in 1998. He was a member of the Firm Council and was a trustee of the PwC Foundation. He also served as a regional technical consultant and SEC reviewer and was assigned to the firm’s national office for two years. Olin’s board of directors has determined that Mr. Schulz qualifies as an “audit committee financial expert” for Olin under applicable SEC rules. Mr. Schulz earned a bachelor’s degree in accounting from Niagara University and also completed the Tuck Executive Program at Dartmouth College. He is a director and Audit Committee Chair of The Connecticut Bank & Trust Company (a state banking institution). Mr. Schulz is also a member of the Board of Trustees of St. Joseph College; a director of St. Francis Hospital; a director of the Lake Sunapee Protective Association and is on the Board of Trustees of The McLean Fund. Olin director since 2003; Chair of the Audit Committee and a member of the Directors and Corporate Governance Committee and the Executive Committee.

VINCENT J. SMITH, 59, served as President and Chief Executive Officer of Dow Chemical Canada, a subsidiary of The Dow Chemical Company (a diversified chemical manufacturing company) from 2001 until his retirement in 2004. From 1972 to 2000, he held positions of increasing responsibility in engineering, manufacturing and management, including the position of Business Director for Dow’s global chlor alkali assets. Mr. Smith has an extensive background in the chlor alkali industry. Mr. Smith earned a bachelor’s degree in chemical engineering from McMaster University. He is a member of the board of directors of Climate Change Central (a not-for-profit organization that brings private and public sector leaders together to find an effective way to manage climate change challenges in the province of Alberta, Canada). Olin director since 2008; member of the Compensation Committee and the Directors and Corporate Governance Committee.

CLASS II

NOMINEE FOR TWO-YEAR TERM EXPIRING IN 2011

GRAY G. BENOIST, 56, has served as Vice President, Finance and Chief Financial Officer of Belden, Inc. (a designer, manufacturer and marketer of signal transmission solutions, including cable, connectivity and active components for mission-critical applications in markets ranging from industrial automation to data centers, broadcast studios, and aerospace) since August 2006. Mr. Benoist was previously Senior Vice President, Director of Finance of the Networks Segment of Motorola Inc. (a business unit responsible for the global design, manufacturing, and distribution of wireless and wired telecom system solutions). During more than 25 years with Motorola, Mr. Benoist served in senior financial and general management roles across Motorola’s portfolio of businesses, including the Personal Communications Sector, Integrated and Electronic Systems Sector, Multimedia Group, Wireless Data Group, and Cellular Infrastructure Group. He has a bachelor’s degree in Finance & Accounting from Southern Illinois University and an MBA from the University of Chicago. Olin director since 2009; member of the Audit Committee and the Directors and Corporate Governance Committee.

CLASS I

NOMINEE FOR ONE-YEAR TERM EXPIRING IN 2010

JOHN M. B. O’CONNOR, 54, is Chairman and Chief Executive Officer of Tactronics Holdings, LLC (a privately held company that provides tactical integrated electronic systems to the military, civil service, Homeland Security and manufacturing markets). He also serves as Chairman of J.H. Whitney Investment Management, LLC (a firm which specializes in Hedge Fund and Fund of Fund strategies with particular emphasis in Asian Markets), a position he has held since January 2009. From June 2004 to January 2009, he served as Chief Executive Officer of J.H. Whitney Investment Management, LLC. Previously, Mr. O’Connor was Chairman of JP Morgan Alternative Asset Management, Inc. (part of the investment manager arm of JP Morgan), Chairman of JP Morgan Incubator Strategies, Inc. (a hedge fund investment arm of JP Morgan) and an Executive Partner of JP Morgan Partners (a private equity firm) and responsible for all proprietary and client Hedge Fund and Fund of Fund activities of JP Morgan, in addition to his responsibilities as a Senior Private Equity Manager. He was also a member of the Risk Management Committee of JP Morgan Chase, which is responsible for policy formulation and oversight of all market and credit risk taking activities globally. Mr. O’Connor earned a bachelor’s degree in economics from Tulane University and an MBA from Columbia University Graduate School of Business. Mr. O’Connor serves as a Director of the Fund for Public Health in the City of New York (a public-private partnership which manages the City’s healthcare preparedness for bioterrorism threats) and is a trustee of the China Institute (the oldest institution in America focused on the U.S.-China relationship). Mr. O’Connor also serves on the boards of the Fund for the City of New York and The Animal Care and Control Center in the City of New York as well as North Carolina Outward Bound. Olin director since 2006; member of the Audit Committee and the Directors and Corporate Governance Committee.

The board recommends that you vote FOR the election of Messrs. Bogus, Schulz and Smith as Class III directors, Mr. Benoist as a Class II director and Mr. O’Connor as a Class I director.

Who are the individuals nominated by the board to serve as directors?

The board of directors is divided into three classes. Each class has a term of office for three years, and the term of each class ends in a different year. The board of directors elected two new directors since the 2008 Annual Shareholders Meeting, one filled the vacancy created by Virginia Kamsky, who decided not to run for re-election in 2008 and the other filled the vacancy created by the resignation of Anthony Ruggiero in June 2008. Virginia law and Olin’s Bylaws require that any director elected by the board of directors shall serve only until the earlier of the next election of directors by the shareholders or until his or her successor is elected or until his or her earlier death, resignation or removal. The board has nominated Messrs. Bogus, Schulz and Smith for re-election by the shareholders as Class III directors, with terms expiring in 2012, Mr. Benoist as a Class II director with a term expiring in 2011 and Mr. O’Connor as a Class I director with a term expiring in 2010.

How many votes are required to elect a director?

A nominee will be elected as a director if a plurality of the votes cast in the election is in favor of the nominee. Abstentions and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast and will not affect the outcome of the vote in the election of directors.

Who are the other remaining directors and when are their terms scheduled to expire?

The terms of the following directors will continue after the 2009 annual meeting, as indicated below.

CLASS I

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2010

C. ROBERT BUNCH, 54, is Chairman of the Board and Chief Executive Officer of Global Tubing, LLC (a privately held company formed in April 2007 to manufacture and sell coiled tubing and related products and services to the energy industry), a position he has held since May 2007. Mr. Bunch served as Chairman of Maverick Tube Corporation (a producer of welded tubular steel products used in energy and industrial applications which was acquired by Tenaris, S.A. in October 2006) from January 2005 until October 2006 and as President and Chief Executive Officer from October 2004 until October 2006. Prior to joining Maverick, he was an independent oil service consultant from 2003 until 2004, and from 2002 to 2003 he served as President and Chief Operating Officer at Input/Output, Inc. (an independent provider of seismic imaging technologies and digital, full-wave imaging solutions for the oil and gas industry). From 1999 to 2002, he served as Vice President and Chief Administrative Officer of Input/Output, Inc. Mr. Bunch earned a bachelor’s degree in economics, a master’s degree in accounting from Rice University and a juris doctorate degree from the University of Houston. In addition to serving on the board of Global Tubing, LLC, he serves on the board of directors for Z-Seis Corporation (a privately held company that provides geophysical services to the oil and gas industry) and Sub-One Technology, Inc. (a privately held company with proprietary technology for depositing hard, smooth, pure coatings on the internal surfaces of a broad spectrum of products). Olin director since 2005; member of the Compensation Committee and the Directors and Corporate Governance Committee.

RANDALL W. LARRIMORE, 61, served as the Chairman of Olin from April 2003 through June 2005. From 1997 until his retirement in December 2002, he served as President and Chief Executive Officer of United Stationers Inc. (a wholesale distributor of office products). From 1988 until 1997, he was President and Chief Executive Officer of MasterBrand Industries, Inc., a subsidiary of Fortune Brands, Inc. (a consumer products company). He holds a bachelor’s degree from Swarthmore College and an MBA degree from the Harvard Business School. He is a member of the board of directors and audit and governance committees of Campbell Soup Company (a manufacturer and marketer of soup and other food products) and a member of the board of directors of Nixon Uniform Service, Inc. (a privately held company that provides, launders, and delivers medical apparel, linens, and other reusable products, primarily to healthcare providers). Olin director since 1998; Chair of the Directors and Corporate Governance Committee and a member of the Audit Committee, Compensation Committee and the Executive Committee.

CLASS II

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2011

RICHARD M. ROMPALA, 62, retired in July 2005 from his position as Chairman of The Valspar Corporation (a manufacturer and distributor of paints and coatings). Mr. Rompala served as Chairman of Valspar from 1998 until July 2005, Chief Executive Officer from 1995 through February 2005 and President from 1994 through 2001. Prior to 1994, Mr. Rompala served as Group Vice President-Coatings and Resins for two years and Group Vice President-Chemicals for five years at PPG Industries, Inc. (a manufacturer of coatings, glass and industrial and specialty chemicals). Mr. Rompala holds a bachelor’s degree in chemistry and a bachelor’s degree in chemical engineering from Columbia University and an MBA degree from Harvard Business School. Olin director since 1998; Lead Director, Chair of the Compensation Committee and member of the Audit Committee, Directors and Corporate Governance Committee and the Executive Committee.

JOSEPH D. RUPP, 58, is Chairman, President and Chief Executive Officer of Olin. He has served as Chairman of Olin since July 2005 and held the positions of President and Chief Executive Officer since January 2002. Prior to that and since March 2001, he was Executive Vice President, Operations, and was responsible for all Olin business operations including the former Brass Division (which became part of the former Metals Group in 2002), Winchester and Chlor Alkali Products. He joined Olin’s Brass Division in 1972 and held a number of positions of increasing responsibility in the Brass Division manufacturing and engineering organization. In 1985, he was appointed Vice President, Manufacturing and Engineering. He was appointed President of Olin Brass and a Corporate Vice President in 1996. He holds a bachelor’s degree in metallurgical engineering from the University of Missouri, Rolla. Mr. Rupp serves on the board of directors of Quanex Building Products Corporation (a manufacturer of value-added engineered materials and components serving building products markets). Olin director since 2002; Chair of the Executive Committee.

The terms of the other directors will continue after the annual meeting as indicated above. The board expects that all of the nominees will be able to serve as directors. If any nominee is unable to accept election, a proxy voting in favor of such nominee will be voted for the election of a substitute nominee selected by the board, unless the board reduces the number of directors.

CORPORATE GOVERNANCE MATTERS

How many meetings did board members attend?

During 2008, the board held eight meetings. As part of each board meeting, the non-executive directors met in executive session. All directors attended at least 75% of the meetings of the board and committees of the board on which they served. All of our directors attended the 2008 annual shareholders meeting. Our policy regarding directors’ attendance at the annual shareholders meeting is that they are required to attend, absent serious extenuating circumstances.

Which board members are independent?

Our board has determined that all of its members, except Mr. Rupp, are independent in accordance with applicable New York Stock Exchange (NYSE) listing standards and applicable provisions of our Principles of Corporate Governance. In determining independence, the board confirms that a director has no relationship with Olin that violates the “bright line” independence standards under the NYSE listing standards. The board also reviews whether a director has any other material relationship with Olin, after consideration of all relevant facts and circumstances. In assessing the materiality of a director’s relationship to Olin, the board considers the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation. The board reviews commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

In 2008, we sold an aggregate of approximately $174,000 of chlor alkali products to The Lubrizol Corporation and approximately $2,100 of chlor alkali products to Campbell Soup Company. One of our directors, Donald Bogus, retired as senior vice president of Lubrizol in January 2009. Our board determined that Mr. Bogus had no material interest in these sales transactions because the transactions were made on our customary terms and conditions, and amounted to less than 0.004% of Lubrizol’s total sales. One of our directors, Randall Larrimore, serves on the board of directors of Campbell Soup Company. Our board determined that Mr. Larrimore had no material interest in these sales transactions because the transactions were made on our customary terms and conditions, and amounted to 0.0001% of Campbell’s total sales.

In 2008, we matched charitable contributions made by several directors under our 50% matching contribution program, which is available to all employees. None of those amounts exceeded $5,000 and our board determined that such minimal charitable contribution matches do not constitute the type of relationship that could impair a director’s independence.

Does Olin have corporate governance guidelines and a code of conduct?

The board has adopted Principles of Corporate Governance and a Code of Conduct. The Code of Conduct applies to our directors and all of our employees, including our chief executive officer, chief financial officer, and principal accounting officer/controller. We discuss certain provisions of these documents in more detail below under the heading “Review, Approval or Ratification of Transactions with Related Persons.”

Each member of our board of directors, except Gray G. Benoist who joined the Board in February 2009, has completed a director education course within the last two years of at least eight hours in duration, accredited by RiskMetrics (formerly Institutional Shareholder Services).

Each of our three major standing board committees (Audit, Compensation and Directors and Corporate Governance) acts under a written charter adopted by the board. All of these documents can be viewed on our website at www.olin.com in the Governance section under Governance Documents and Committees or are available from the company by writing to: George H. Pain, Vice President, General Counsel and Secretary, Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105. In addition on that website, we will disclose any amendment to, or waiver from, a provision of our Code of Conduct for our directors and executive officers, including our chief executive officer, chief financial officer, principal accounting officer/controller or other employees performing similar functions.

Do Olin’s board and committees’ conduct evaluations?

As required by NYSE rules, Olin’s board of directors as well as its Audit, Compensation and Directors and Corporate Governance Committees each conduct an annual performance evaluation.

What are the committees of the board?

Our committees of the board are:

The Audit Committee, which held eight meetings during 2008, advises the board on internal and external audit matters affecting us. The audit committee acts under a written charter adopted by the board in 1997, and reviewed and updated in 2006. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, the audit committee is comprised solely of directors who meet the enhanced independence standards for audit committee members under the Securities Exchange Act of 1934 (Exchange Act) and the related rules as incorporated into the NYSE standard for independence. Its members are: Philip J. Schulz, Chair, Gray G. Benoist, Randall W. Larrimore, John M. B. O’Connor and Richard M. Rompala. Mr. Benoist became a committee member when he joined the board on February 19, 2009 and did not have the opportunity to attend committee meetings prior to that time. The board has determined that Philip J. Schulz meets the SEC definition of an “audit committee financial expert” and that each of the members of the audit committee is financially literate, as such term is interpreted by the board in its business judgment. The audit committee:

•	has sole authority to directly appoint, retain, compensate, evaluate and terminate our independent registered public accounting firm;

•

reviews with our independent registered public accounting firm the scope and results of their examination of our financial statements and any investigations and surveys by such independent registered public accounting firm;

•	pre-approves and monitors audit and non-audit services performed by our independent registered public accounting firm;

•	reviews its charter annually and publishes the charter in the annual meeting proxy statement in accordance with SEC regulations;

•

reviews our annual audited and quarterly unaudited financial statements and management’s discussion and analysis of financial condition and operations in our Form 10-K and Form 10-Qs before filing or distribution;

•	reviews with management and our independent registered public accounting firm, the interim financial results and related press releases before issuance to the public;

•	reviews audit plans, activities and reports of our internal and regulatory audit departments;

•	reviews the presentations by management and our independent registered public accounting firm regarding our financial results;

•	monitors our litigation process including major litigation and other legal matters that impact our financial statements or compliance with the law;

•	monitors compliance with legal and regulatory requirements including environmental, health, safety and transportation compliance;

•	monitors the Company’s Enterprise Risk Management process and related insurance programs;

•	oversees our ethics and business conduct programs and procedures;

•	reviews the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002; and

•	has the authority to hire its own independent advisors.

The Compensation Committee, which held six meetings during 2008, sets policy, develops and monitors strategies for, and administers, the programs that are used to compensate the chief executive officer and other senior executives. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, the compensation committee is comprised solely of directors who meet the NYSE standard for independence. Its members are: Richard M. Rompala, Chair, Donald W. Bogus, C. Robert Bunch, Randall W. Larrimore and Vincent J. Smith. Mr. Smith became a committee member when he joined the board on August 21, 2008 and did not have the opportunity to attend committee meetings prior to that time. The compensation committee:

•	approves the salary plans for all executive officers including their total direct compensation opportunity, comprised of base salary, annual incentive standard and long-term incentive guideline award;

•	approves the measures, goals, objectives, weighting, payout matrices, performance certification and actual payouts for the incentive compensation plans;

•	administers the incentive compensation plans, stock option plans, and long-term incentive plans;

•	annually evaluates the performance of the chief executive officer;

•	performs settlor functions for the Company’s benefit plans such as establishing, designing and amending employee benefits;

•	approves executive and change-in-control agreements;

•	advises the board on the compensation of directors;

•

reviews and discusses our Compensation Discussion and Analysis with management and, based on that review, makes a recommendation to the Board of Directors regarding inclusion of the Compensation Discussion and Analysis in our annual proxy statement or annual report on Form 10-K filed with the SEC; and

•	has the authority to hire its own independent advisors.

The compensation committee’s charter authorizes the committee to delegate certain responsibilities to internal and independent accountants, internal and outside lawyers and other internal staff.

The Directors and Corporate Governance Committee, which held five meetings during 2008, assists the board in fulfilling its responsibility to our shareholders relating to the selection and nomination of officers and directors. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, the directors and corporate governance committee is comprised solely of directors who meet the NYSE standard for independence. Its members are: Randall W. Larrimore, Chair, Gray G. Benoist, Donald W. Bogus, C. Robert Bunch, John M. B. O’Connor, Richard M. Rompala, Philip J. Schulz and Vincent J. Smith. Mr. Smith became a committee member when he joined the board on August 21, 2008 and Mr. Benoist became a committee member when he joined the board on February 19, 2009. Messrs. Smith and Benoist did not have the opportunity to attend committee meetings prior to the time they joined the board. The directors and corporate governance committee:

•	makes recommendations to the board regarding the election of the chief executive officer;

•	reviews the nominees for our other officers;

•	makes recommendations to the board regarding the size and composition of the board and the qualifications and experience that might be sought in board nominees;

•	seeks out and recommends possible candidates for nomination and considers recommendations by shareholders, management, employees and others for candidates for nomination and renomination as directors;

•	assesses whether the qualifications and experience of board nominees meet the current needs of the board;

•	reviews plans for management development and succession;

•

periodically reviews corporate governance trends, issues and best practices and makes recommendations to the board regarding the adoption of best practices most appropriate for the governance of the affairs of the board;

•	reviews and makes recommendations to the board regarding the composition, duties and responsibilities of various board committees;

•	reviews and advises the board on such matters as protection against liability and indemnification;

•	reports periodically to the board on the performance of the board itself as a whole; and

•	has the authority to hire its own independent advisors.

The Executive Committee meets as needed in accordance with our Bylaws. Between meetings of the board, the executive committee may exercise all the power and authority of the board (including authority and power over our financial affairs) except for matters reserved to the full board by Virginia law and matters for which the board gives specific directions. During 2008, this committee held no meetings. The executive committee members are: Joseph D. Rupp, Chair, Randall W. Larrimore, Richard M. Rompala and Philip J. Schulz.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee during 2008:

•	served as an employee for Olin during that year,

•	is currently or has ever been an officer of Olin, or

•	had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

None of our executive officers:

•	serve on the compensation committee of any other company for which one of our directors serves as an executive officer, or

•	serve on the board of directors of any other company where a member of our Compensation Committee serves as an executive officer.

What is Olin’s director nomination process?

Our directors and corporate governance committee acts as our nominating committee. As a policy, the committee considers any director candidates suggested by shareholders if we receive the appropriate information in a timely manner. Our Principles of Corporate Governance provide that the Board Chair and Chief Executive Officer, Lead Director, other directors, employees and shareholders, may recommend director nominees to the committee. The committee uses the same process to review and evaluate all potential director nominees, regardless of who recommends the candidate. The committee reviews and evaluates each nominee and the Committee Chair, the Board Chair and CEO and Lead Director interview the potential board candidates selected by the committee. The interview results, along with the committee’s recommended nominees, are submitted to the full board.

Criteria for new board members include recognized achievement plus skills such as a special understanding or ability to contribute to some aspect of Olin’s business. Racial and gender diversity are important but not at the expense of particular qualifications and experience that are required to meet the needs of the board. The committee also strives to include board members with the personal qualities and experience that taken together will ensure a strong board of directors. The principal qualities of an effective corporate director include strength of character, an inquiring and independent mind, practical wisdom, and mature judgment.

This year, we have five nominees standing for re-election. Two of these individuals joined Olin’s board since our 2008 annual shareholders meeting: Vincent J. Smith and Gray G. Benoist. Mr. Smith was elected by the board and began serving in August 2008 and Mr. Benoist was elected by the board and began serving in February 2009. Messrs. Smith and Benoist were recommended by an outside director search firm that the board retained to identify potential candidates.

A shareholder can suggest a person for nomination as a director by providing the name and address of the candidate, and a detailed description of his or her experience and other qualifications for the position, in writing addressed to the board of directors in care of the Secretary, Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105. The notice may be sent at any time, but for a candidate to be considered by the committee as a nominee for an annual shareholder meeting, we must receive the written information at least 150 days before the anniversary of the date of the prior year’s proxy statement. For example, for candidates to be considered for nomination by the committee at the 2010 annual meeting, we must receive the information from shareholders on or before October 12, 2009.

In addition to shareholders proposing candidates for consideration by the committee, Olin’s Bylaws allow shareholders to directly nominate individuals at the annual shareholder meeting for election to the board by delivering a written notice as described under the heading “How can I directly nominate a director for election to the board at the 2010 meeting?” on pages 5 and 6 under the heading “Miscellaneous” above. Although a shareholder may directly nominate an individual for election as a director, the board is not required to include such nominee in the proxy statement.

Who presides at executive sessions of the board of directors?

In accordance with our Principles of Corporate Governance, Richard M. Rompala, our Lead Director, typically presides during executive sessions of the board’s independent directors.

Report of the Audit Committee

The audit committee’s primary responsibility is to assist the board in its oversight of the integrity of the Corporation’s financial reporting process and systems of internal control, to evaluate the independence and performance of the Corporation’s independent registered public accounting firm, KPMG LLP, and internal audit functions and to encourage private communication between the audit committee and KPMG and the internal auditors.

The committee held eight meetings during the year. During the second half of 2008, the audit committee also completed a self-assessment.

In discharging its responsibility, the audit committee reviewed and discussed the audited financial statements for fiscal year 2008 with Management and KPMG, including the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, Communication with Audit Committees.

In addition, the audit committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the audit committee concerning independence. The audit committee discussed with KPMG the issue of its independence from Olin and reviewed KPMG’s reports on the firm’s quality review procedures and findings, results of peer reviews and investigations and inquiries, including corrective actions taken. The audit committee also negotiated the hiring of KPMG for the 2008 audit and pre-approved all fees which SEC rules require the committee to approve to ensure that the work performed was permissible under applicable standards and would not impair KPMG’s independence.

Based on the audit committee’s discussions with management and KPMG and the audit committee’s review of KPMG’s written report and the other materials discussed above, the audit committee recommended that the board of directors include the audited consolidated financial statements in Olin’s Annual Report on Form 10-K for the year ended December 31, 2008, to be filed with the SEC.

February 19, 2009

Philip J. Schulz, Chair

Randall W. Larrimore

John M. B. O’Connor

Richard M. Rompala

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

How much stock is beneficially owned by each director and nominee for director and by the named executive officers in the Summary Compensation Table?

This table shows how many shares of our common stock certain persons beneficially owned on January 15, 2009. Those persons include each director and director nominee, each named executive officer (NEO) in the Summary Compensation Table on page 31, and all directors and executive officers as a group. A person has “beneficial ownership” of shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. “Investment power” means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the number of shares listed, except as noted in the following table.

Name of Beneficial Owner	No. of Shares Beneficially Owned (a)	Percent of Common Stock (b)
Gray G. Benoist	0	—
Donald W. Bogus	13,564	—
C. Robert Bunch	21,309	—
Randall W. Larrimore	47,009	—
John M. B. O’Connor	25,631	—
Richard M. Rompala	64,098	—
Philip J. Schulz	24,444	—
Vincent J. Smith	1,431	—
Joseph D. Rupp	908,579	—
John E. Fischer	124,316	—
George H. Pain	40,370	—
John L. McIntosh	204,310	—
Dennis R. McGough	94,149	—
Directors and executive officers as a group, including those named above (17 persons)	1,763,249	2.2

(a)	Includes shares credited under the CEOP on January 15, 2009, phantom stock units credited to deferred accounts under the Directors Plan, and shares that may be acquired within 60 days (by March 15, 2009) through the exercise of stock options as follows:

Name	Number of Phantom Stock Units Held in Director Deferred Accounts*	Number of Shares Subject to Options Exercisable in 60 days
Mr. Benoist	—	—
Mr. Bogus	9,192	—
Mr. Bunch	21,309	—
Mr. Larrimore	38,548	—
Mr. O’Connor	20,631	—
Mr. Rompala	63,598	—
Mr. Schulz	15,499	—
Mr. Smith	1,034	—
Mr. Rupp	—	781,950
Mr. Fischer	—	109,325
Mr. Pain	—	35,417
Mr. McIntosh	—	183,000
Mr. McGough	—	68,825
Directors and executive officers as a group, including those named above (17 persons)	169,811	1,331,275

*	Such shares have no voting rights.
(b)	Unless otherwise indicated, beneficial ownership does not exceed 1% of the outstanding shares of common stock.

Review, Approval or Ratification of Transactions with Related Persons

Our Principles of Corporate Governance and our Code of Conduct include policies and procedures requiring pre-approval of certain transactions involving our directors and employees and their family members and affiliated organizations if Olin is a direct or indirect participant. The policies define “family member” to mean a spouse, child, sibling, stepchild, stepparent, mother-, father-, son-, daughter-, or sister- in-law, or any other person living with the individual (except tenants and household employees). Affiliated organizations include those entities where the individual or family member serves as a director, executive officer or holder of 5% or more of the equity interests.

Our Principles of Corporate Governance require the directors and corporate governance committee (or, if that committee determines it is appropriate, the board) to pre-approve the following transactions with directors, family members and affiliated organizations:

•	charitable contributions of more than $10,000 in a fiscal year,

•

transactions involving more than $120,000 (individually or in the aggregate) in a fiscal year (other than purchases or sales of goods and services contracted for by Olin business units in the normal course of business),

•	transactions in excess of $120,000 in a fiscal year for consulting or personal services,

•	transactions in excess of $120,000 in a fiscal year directly with (or involving direct compensation to) a director or family member, and

•	transactions (even in the ordinary course of business) involving the greater of $1 million or 2% of consolidated gross revenues of either Olin or the other party.

Our Code of Conduct and related Corporate Policy Statement require the approval of the board of directors before an officer may serve as a director or provide services to another organization (as an officer, employee, consultant, etc.). Any such service by other employees must be pre-approved by our President and CEO, if the potential for a conflict of interest exists. These provisions also prohibit any employee or family member from having any direct or indirect interest in, or any involvement with or obligation to, any business organization (including any non-profit entity to which Olin makes contributions) which does or seeks to do business with Olin, or any Olin competitor, without pre-approval from the employee’s department head.

In granting pre-approval, the directors and corporate governance committee, board members and management focus on the best interests of Olin.

In addition to the pre-approval process described above, our Code of Conduct and related Corporate Policy Statements prohibit any director or employee from engaging in a transaction that might conflict with the best interests of Olin.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC, and these persons must furnish us with copies of the forms they file. Officers, directors and ten-percent beneficial owners complied with all Section 16(a) filing requirements in 2008, except for the inadvertent late filing (by one day, each) of two Form 4 filings related to five stock option exercises by Richard Hammett.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

We design our executive compensation policies and programs to attract, motivate and retain the highest quality executives, with a focus on shareholder return. Our goal is to compete in the market for people with the talent and skills we believe necessary to our success. We construct our executive compensation program and its various components to reflect market practices. Several components of executive compensation vary with our results to align our executives’ interests with those of our shareholders and provide a motivational element. We also design our program to provide an incentive to executives to achieve other strategic objectives consistent with our goals.

General Executive Compensation Process

Our compensation committee consists of directors determined to be independent under the NYSE listing criteria. The committee establishes total compensation opportunities (and each of the individual elements) for Joseph D. Rupp, Chairman, President and Chief Executive Officer (the CEO). The committee also approves compensation of the other named executive officers based on recommendations by the CEO.

To assist it in performing its duties, the committee engages Exequity LLP, an independent board and management advisory firm. Exequity does no other work for Olin and so provides the committee with independent advice. In 2008, the committee discussed its compensation philosophy with Exequity, but otherwise did not impose any specific limitations or constraints on, or otherwise direct, the manner in which Exequity performed its advisory services.

As advisor to the compensation committee, Exequity reviewed the total compensation strategy and pay levels for our named executive officers, examined all aspects of our executive compensation programs to ensure their ongoing support of our business strategy, informed the committee of developing legal and regulatory considerations affecting executive compensation and benefit programs, and provided general advice to the committee on all compensation decisions pertaining to the CEO and to all senior executive compensation recommendations submitted by management. The committee routinely meets in executive session (without the CEO or other officers present). As appropriate, Exequity attends some of those executive sessions. In addition to the committee’s retention of Exequity, Olin periodically retains one or more other compensation consulting firms to provide general services, such as actuarial services for pension plans.

Benchmarking

Our compensation consultant provides significant market data to the committee, including an annual assessment of our relative position among a group of over 350 general manufacturing and services companies that we have used for benchmarking in the past several years, including 2008. This group of companies consists of the entire community of manufacturing and services companies that participate in the Hewitt Associates Total Compensation DataBase™ (the DataBase), excluding companies that operate in energy services, retail, health services, and financial sectors. Our committee reviews revenue-adjusted data from this cross-section of companies. We sometimes refer to this revenue-adjusted group as the “comparator group.” Our reliance on pay practices among a community as large and varied as the comparator group reflects the committee’s belief that our labor market for executive talent extends beyond the limited community of chemical and ammunition companies and spans all of the relevant manufacturing and services community. The committee believes that this group is a good representation of that labor pool, as the DataBase is a widely respected source of executive compensation information. Our decision to rely on it for competitive pay information ensures that a reputable and unrelated organization actively secures and analyzes the compensation data on which our committee bases its judgment about appropriate levels of pay for our executive officers. Throughout this Compensation Discussion and Analysis, references to “competitive data” or “market” mean this statistical summarized data for the comparator group.

The data relied upon by the committee was a statistical summary of the pay practices for the companies in the comparator group, and was not representative of any individual company. In fact, the committee does not know the identity of the companies whose pay practices are reflected in the DataBase, nor does it receive information with respect to pay practices at any individual company included in the DataBase. Instead, the committee considered the median pay levels in the comparator group after adjusting the pay practices for an observable relationship between executive pay levels and company size and relied on those statistical representations as typifying revenue-adjusted general industry norms. It was against these norms that the committee drew its conclusions about the appropriateness of the executive officer pay levels and based its decisions about 2008 pay adjustments.

Elements of Compensation

Overview.    The committee determines the total target compensation level for the CEO, as well as the appropriate mix of the compensation elements, based on prevailing practices in the comparator group. The CEO relies on comparator group standards to recommend, for the committee’s review and approval, the levels and mix of elements for all of our executive officers. Although the committee is not bound to mirror the comparator group standards when it makes decisions on compensation levels and the mix of elements, the committee generally relies heavily on the identified competitive norms to ensure that we can compete for executive talent. Certain components of executive compensation (such as portions of change in control payments) are based directly on salary and annual cash incentive. Other target components of compensation are linked to salary—for example annual and long-term incentive awards.

For 2008 and 2009 compensation, the committee also reviewed the relationship between the CEO’s compensation and the compensation for the other named executive officers. The committee determined that the pay relationships are appropriate in light of the committee’s understanding of the typical pay relationships at other companies.

We list the primary elements of our executive compensation below, together with relevant information about each element:

Compensation Element	Purpose	Factors Used to Determine Amount	Percentage of 2008 Annual Compensation*
Annual Base Salary	• Rewards day-to-day value of executives consistent with the market	• Median salaries of the comparator group • Scope of responsibilities • Time in position • Value of the employee in the market • Historic individual performance	• CEO—33.2% • Other named executive officers—47.5%

Compensation Element	Purpose	Factors Used to Determine Amount	Percentage of 2008 Annual Compensation*
Target Annual Cash Incentive Award	• Ties compensation to investor returns • Motivates executives to achieve short term financial targets and non-financial strategic objectives • Communicates key goals of the company to executives

•        Criteria for all named executive officers:

1.      Earnings per share

2.      Performance on key annual operational factors and non-financial goals that we believe are important to our long-term success

•        Primary criteria for heads of operating units:

1.      Cash flow

2.      Return on capital

3.      Operating Income

• CEO—33.6% • Other named executive officers—25.7%

Long Term Incentive

•        Ties compensation to investor returns

•        Motivates executives to achieve long-range goals that benefit shareholders

•        Aligns financial interests of executives and shareholders

•        Motivates executives with goals tied to shareholder returns

•        Number of stock options granted based on total return to shareholders

•        Performance share payouts for executive officers based on our return on capital compared to the S&P 1000 Materials companies plus selected direct competitors**

•         Level of target awards for each named executive officer based on practices of comparator group

• CEO—33.2% • Other named executive officers—26.8%

Retirement and Severance Benefits

•        Retention of key executives

•        Rewards long-term service and provides financial security

•         Ensures that managers are personally indifferent to the outcome of a transaction in a change in control situation

		• Programs offered by competitors • Employee’s length of service (for defined benefits, which were frozen on 12/31/07)	Not Applicable

*	Annual compensation consists of the base salary received in 2008, the target bonus opportunity for 2008 and the value of equity awards (at the FAS 123R value) granted only in 2008, so a reader may not be able to derive these percentages using the amounts in the Summary Compensation Table.

**	We refer to this group of companies as the Modified S&P 1000. The selected direct competitors for 2008 were Mueller Industries, Inc., Wolverine Tube, Inc., Occidental Petroleum Corporation, Alliant Techsystems, PPG Industries, Inc. and The Dow Chemical Company. The direct competitors selected by the committee for awards made in 2009 are Occidental Petroleum Corporation, Alliant Techsystems, PPG Industries, Inc., The Dow Chemical Company and Westlake Chemical Corporation, to reflect our current lines of business after the sale of our Metals business and the acquisition of Pioneer Companies, Inc.

The percentage of total compensation allocated to each element varies by individual. The committee determines the appropriate mix of these elements after considering prevailing practices in the comparator group. Our executives also participate in certain other benefits, such as general health, life and disability insurance plans, most of which are available to all salaried employees.

As a guideline, the committee intends that expenditures with respect to base salaries, total cash compensation (salary and annual cash incentive), and total compensation (total cash compensation plus the grant date value of long-term incentive awards) approximate the median of the comparator group practices. The committee believes that managing overall pay to the market median allows us to attract, motivate, and retain the quality executive talent Olin needs. Actual pay levels for any individual named executive officer, however, may be below or above the median. The following table illustrates our pay objectives and our target compensation positioning for our named executive officers in 2008:

	Base Salary	Total Cash	Total Compensation
Pay Objective	Median	Median	Median
Actual Position (relative to objective)	0.12% above median	0.4% below median	3.1% above median

Our general practice for an executive who is new in his/her position is to establish compensation below the market, and to increase it to market level over the first several years, assuming that performance warrants such increases. Other material increases in compensation generally relate to promotions or added responsibilities. For example, when Mr. Rupp became CEO in 2002, his base salary was well below the median of the comparator group, largely to reflect his short tenure as our CEO. During the past three years, Mr. Rupp’s salary has been near the median level of the comparator group.

Salary.    The committee generally makes salary adjustments for the named executive officers on an annual basis, but when warranted by cash flow considerations, this period has been extended to 18 months or more, and we have frozen executive base salaries for periods of time. In the past 10 years, we have not decreased base salary for any named executive officer.

After reviewing comparator group practices, the committee determined that increases were required in 2008 to ensure that salaries for our executive officers approximated the market median. The committee approved the following salaries for our named executive officers, effective April 1, 2008: Mr. Rupp - $860,000; Mr. Fischer - $386,000; Mr. Pain - $376,000; Mr. McIntosh - $353,000; and Mr. McGough - $285,000. In each instance, the approved increase reflected the committee’s assessment of:

•	the officer’s trailing salary position relative to the market median,

•	his experience and length of service in his role,

•	his substantial contribution to our strong 2007 performance,

•	his individual contribution to our recent restructuring activities, particularly the sale of our Metals business and the acquisition of Pioneer, and

•	his potential to make future contributions to Olin’s success.

Annual Cash Incentive (Non-equity Incentive Plan Compensation).    Named executive officers participate in the Senior Management Incentive Compensation Plan, or SMICP, an incentive plan approved by our shareholders. The SMICP provides named executive officers with annual cash incentive opportunities comparable to the terms and conditions for awards of cash bonuses to our other executives (who participate in our Management Incentive Compensation Plan, or MICP). Using the SMICP for our named executive officers allows us to deduct payments to those individuals subject to the deduction limits of Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code).

The mechanics of the SMICP operation in 2008 were as follows:

•	At the start of the year, Exequity informed the committee of the median percentage of net income allocated by the comparator group to fund their annual incentives.

•

The committee then considered and approved 6% of 2008 income to be set aside to fund our maximum annual cash incentives for both the SMICP and the MICP (with income calculated as 2008 earnings per share (EPS) multiplied by the weighted average number of shares outstanding in 2008, where EPS represents consolidated net income before the after-tax effect of special charges or gains or the cumulative effect of a change in accounting, divided by the weighted average number of shares outstanding on a fully diluted basis).

•

The committee allocated 30% of the formulated maximum incentive pool to fund a maximum award for the CEO, 20% to fund maximum awards for the second and third highest paid named executive officers and 15% to fund maximum awards for the fourth and fifth highest paid named executive officers.

•

The committee exercised its discretion after the end of 2008 to award to each named executive officer such portion of his maximum award as the committee deemed appropriate, based on our earnings per share performance and the individual officer’s contribution to those results, as discussed below.

Although the committee exercises discretion to reduce annual incentives under the SMICP, it may not increase the payments above the maximum amounts established as described above, and the payout under the SMICP may not exceed 200% of the executive’s base salary. When using its discretion to reduce annual incentives for 2008, the committee examined achievement with respect to financial goals and non-financial strategic accomplishments. In determining SMICP payments for named executive officers with company-wide responsibility (Messrs. Rupp, Fischer, Pain and McGough), the committee considered the Company’s financial performance, especially 2008 net income of $157.7 million, an increase of 56% over 2007, coupled with record performance in both operating divisions. In consideration of these results, the committee used its discretionary assessment of named executive officer performance for the year and approved the awards identified in the Summary Compensation Table. Each of these approved awards represents a reduction in award level from the recipient’s maximum permissible portion of the SMICP pool.

For Mr. McIntosh, who has divisional responsibility, the committee adopted a blended consideration of Olin and divisional accomplishments, and applied a more formulaic approach to SMICP award determination. The committee decided that 25% of Mr. McIntosh’s overall award should be a function of Olin financial and non-financial accomplishments and 75% of his overall incentive award should reflect Chlor Alkali Products’ performance (where Chlor Alkali Products division financial objectives were assigned a 75% weight and division non-financial strategic objectives were assigned a 25% weight). The committee’s discretionary decisions with respect to Mr. McIntosh’s SMICP award for 2008 reflected his contribution in connection with the acquisition of Pioneer and the subsequent successful integration efforts and record pre-tax profits in the Chlor Alkali Products division. After reviewing these results, the committee used its discretion to approve for Mr. McIntosh the SMICP payment identified in the Summary Compensation Table.

Long Term Incentive Compensation.    In 2008, we allocated the value of long-term incentive compensation awards equally between performance shares and stock options. This combination of awards was deemed by the committee to optimize our emphasis on achieving stipulated performance goals that drive investor value and generating long-term appreciation in Olin’s stock price. The committee makes all awards to executive officers (both performance shares and stock options). The committee believes that its determination of stock option and performance share awards is highly representative of external market practices (the comparator group).

All long-term incentive compensation plan participants are assigned target award levels at dollar values deemed by the committee to be competitive with external market practices (the comparator group). The sum of all individual target awards represents our overall long-term incentive award value. The process the committee follows to determine stock option and performance share awards is described below.

Performance Shares.    Half the value of each participant’s 2008 long-term incentive target award value was delivered in performance shares. The number of performance shares awarded to each participant was formulated by dividing half the participant’s target award value by the economic value of a performance share. Each executive received a target number of performance shares in early 2008, which vest after the end of 2010, but the total number of performance shares that vest may vary between 25% and 150% of the target number. The actual number of performance shares that vest depends on our average annual return on capital for the three years ending December 31, 2010, in relation to the average annual return on capital among the Modified S&P 1000 for that period, as set forth in more detail in the chart below:

Average annual return on capital for three-year period compared to average annual return on capital for the Modified S&P 1000 for period:	Percentage of target number of performance shares that vest:
Quintile 5	150%
Quintile 4	125%
Quintile 3	100%
Quintile 2	50%
Quintile 1	25%

Olin’s return on capital performance against the Modified S&P 1000 for the relevant three-year period is determined after the data on the Modified S&P 1000 becomes available (typically the summer after the three-year period ends). At that time, the performance shares earned are calculated and paid. The committee believes this performance share program provides a challenging level against which our performance is measured, as evidenced by the following table, which illustrates actual results of the return on capital matrix for each of the last several three-year periods:

Three Year Period Ended December 31	Olin Return on Capital	Quintile/Percentage Paid (from Table Above)
2007	10.3%	Quintile 4 / 125%
2006	9.2%	Quintile 3 / 100%
2005	6.2%	Quintile 2 / 50%
2004	2.1%	Quintile 1 / 25%

Stock Options.    The remaining half of each participant’s long-term incentive target award value is delivered in stock options. Stock options are granted annually from a committee-approved pool of option shares. The pool of stock options available for issuance each year equals half the value of overall long-term incentive award value, divided by the Black-Scholes value of options for our common stock (not to be lower than 20% of the then-current market price of our common stock). This formulated pool of shares increases or decreases based on our trailing three-year total shareholder return (TSR) compared to the Modified S&P 1000, as follows:

Olin TSR compared to TSR for the Modified S&P 1000	Effect on number of shares available for option grants
Top third	+ 25%
Middle third	No change
Bottom third	- 25%

We believe the Modified S&P 1000 represents our primary competition for investment capital, and therefore comprises an appropriate comparison group for performance purposes. We use TSR, which represents the increase in the fair market value of our common stock over the three-year period, including reinvestment of dividends, to tie executive rewards to our shareholders’ interests. The TSR calculation includes all dividends paid, consistent with the Performance Graph included in our Form 10-K. As with our performance share program described above, the committee believes that formulating the stock option pool this way heightens the challenging character of the compensation opportunities available to our executives. As the table below demonstrates, our stock option pool increased in size only once in the past five years:

Three-Year Period Ended December 31	Olin TSR for Period	Comparison to Modified S&P 1000	Effect on Stock Option Pool
2008	1.34%	top one-third	125%
2007	-0.14%	bottom one-third	75%
2006	-2.21%	bottom one-third	75%
2005	12.90%	middle one-third	100%
2004	16.00%	middle one-third	100%

The number of stock options granted to individual long-term incentive plan participants reflects the portion of the available pool represented by the individual’s target award. The committee (or the CEO, in the case of non-officers) may increase or decrease the option grant for an individual by up to 25% from the target level, although that discretion has not been exercised.

We approve option awards at the first committee meeting each year. In 2009, the first committee meeting was January 22, 2009. At that meeting, the committee approved the granting of options effective on February 5, 2009, with an exercise price of $14.28 per share, the average of the high and low per share sales price of our common stock on the New York Stock Exchange on February 5, 2009. Whenever the first scheduled meeting has occurred before or near the time we release our year end earnings report, the committee has granted stock options:

•	with a grant effective date approximately 10 days after the release of year end earnings, and

•	with the exercise price equal to fair market value (defined in our option plans as the average of the high and low sales prices of our common stock) on the grant effective date.

The practice ensures that the exercise prices of stock options reflected all current information. Although we have no formal policy on granting options at a time when inside information may exist, the committee follows the procedure we describe above when necessary to ensure that option exercise prices reflect full disclosure of earnings information. We have not engaged in “back dating” of options, as our policies do not allow back dating. In addition, our option plans do not permit option grants with an exercise price below the fair market value of our stock on the effective date of the option grant.

Our CEO also has authority to grant a very limited number of options at other times during the year (no more than 50,000 total shares or 5,000 shares per employee), but may not grant options to anyone who is an officer within the definition of the rules under Section 16 of the Exchange Act, or “back date” any options. Consistent with the terms of our option plans, options granted by our CEO may not have an exercise price below the fair market value of our stock on the effective date of the option grant.

Other Compensation.    The committee occasionally approves payments to an individual or group of employees to reflect special circumstances. Effective February 5, 2009, the committee granted special restricted stock units totaling 96,665, to four of the named executive officers and 15 other employees. Messrs. Fischer and Pain received grants for 13,333 shares each, and Messrs. McIntosh and McGough received grants for 6,667 shares each. The restricted stock units vest on the earlier of a change in control or the third anniversary of the grant date, if the individual remains an Olin employee until that date, and accrue dividend equivalents until vesting. The committee retains discretionary authority, as it does with all restricted stock awards, to waive conditions for vesting prior to the scheduled vesting date upon termination of employment. The committee currently intends to make similar restricted stock awards in 2010 to the same employees. These awards serve as a retention incentive for a key group of officers and employees and also reward their extraordinary efforts and contributions to our recent restructuring activities, including the sale of our Metals businesses and the acquisition and integration of Pioneer Companies, Inc.

We also offer a small number of other personal benefits to groups of employees. We provide some benefits, such as a portion of health insurance premiums and certain retirement benefits, to all salaried employees. Other items, such as certain life insurance benefits and the retirement and change in control benefits described below, are provided only to our NEOs and other senior managers. In addition, we provide automobile expenses and financial counseling services to some of our NEOs. We tie these benefits to competitive practices in the market, a practice the committee believes enables us to attract and retain executives with the talents and skill sets we require.

Retirement Benefits.    We offer retirement benefits as part of the package to recruit and retain employees, as well as to contribute to financial security in post-employment years. Our retirement benefits also reflect an individual’s contributions over his or her career with the company, as those benefits are based in part on the employee’s service. In general, we establish retirement benefits based on comparable programs offered by competitors. The committee believes nonqualified supplemental retirement plans like ours are commonly provided to executives at other companies, and offering these benefits helps us remain competitive for qualified senior-level executive talent. We periodically re-evaluate and update those plans to respond to changes in the market. For example, in 2005, we amended the Qualified Plan to eliminate participation for salaried employees hired on or after January 1, 2005, and as of December 31, 2007, we froze defined benefit pension accruals for salaried participants under the Qualified Plan, Supplemental Plan and Senior Plan. The following chart summarizes the benefits provided under our retirement plans for salaried employees:

Plan Title	Participants/Purpose	Benefits
Olin Corporation Contributing Employee Ownership Plan (the CEOP)—Employee Savings Account	Salaried employees are eligible to make pre-tax contributions (401(k) plan) and after-tax contributions.	Salaried employees may contribute up to 80% of eligible compensation (subject to various Code limits, including the 2008 pre-tax contribution limit of $15,500). Olin matches 50% of the first 6% of eligible compensation the employee contributes.

Plan Title	Participants/Purpose	Benefits
CEOP—Defined Contribution Retirement Account	Salaried employees—to provide retirement benefits in lieu of benefits formerly provided under the Qualified Plan (prior to benefit accrual freeze)	For salaried employees, Olin makes contributions to the Defined Contribution Retirement Account of 5% or 7.5% (depending on employee age) of eligible compensation.

Olin Corporation Employees Pension Plan (Qualified Plan)	Salaried employees hired before 1/1/05—to provide retirement benefits	Benefit accruals frozen as of 12/31/07 but continued employment counts toward years of service for vesting and early retirement eligibility.

Olin Corporation Supplemental Contributing Employee Ownership Plan (Supplemental CEOP)—Employee Savings Account	Senior management—to compensate for Code limits on CEOP contributions	Eligible employees may make pre-tax contributions on eligible compensation in excess of Code limits and receive Olin matching contributions at the same percentages as the CEOP (as set forth above).

Supplemental CEOP—Defined Contribution Retirement Account	Senior management—to compensate for Code limits on CEOP contributions	Olin makes contributions on eligible compensation in excess of Code limits at the same percentages as the CEOP (as set forth above).

Olin Supplementary and Deferral Benefit Pension Plan (Supplemental Plan)	Senior management—to compensate for Code limits on pensionable compensation under Qualified Plan	Benefit accruals frozen as of 12/31/07 but continued employment counts toward years of service for vesting and early retirement eligibility.

Olin Senior Executive Pension Plan (Senior Plan)	Senior management—benefits in excess of Supplemental and Qualified Plans, based on a higher percentage of pensionable compensation	Benefit accruals frozen as of 12/31/07 but continued employment counts toward years of service for vesting and early retirement eligibility.

The Supplemental CEOP, the Supplemental Plan and the Senior Plan are unfunded, nonqualified deferred compensation plans for the named executive officers and a select group of other senior management employees. Because each of these three plans is unfunded, participants receive benefits only if we have the financial resources to make the payments when due. The committee believes these nonqualified retirement supplements are commonly extended to executives at other companies, and by offering these benefits we remain competitive in the market for qualified senior-level executive talent. We describe the terms of our retirement plans in more detail in the narrative discussion following the table entitled “Pension Benefits” below.

Change in Control Agreements.    We provide change in control agreements to our senior management to ensure that our executives work to secure the best outcome for shareholders in the event of a possible change in control, even if it means that they lose their jobs as a result. As a retention incentive, each of our senior executives also has an agreement that provides certain benefits if the executive’s employment is terminated without cause. These agreements are described in detail under the discussion following the “Summary Compensation Table” and under the caption “Potential Payments Upon Termination or Change in Control.”

The committee gives careful attention to all aspects of executive compensation and for the reasons discussed above remains confident that our executive compensation program satisfies our objectives.

Tax and Accounting Considerations

All elements of compensation, including salaries, generate charges to earnings under generally accepted accounting principles (GAAP). We generally do not adjust compensation based on accounting factors, but we consider the tax effect of various types of compensation. The committee considers the Code Section 162(m) limit on deductions for compensation over $1 million, and designs our stock options, the largest portion of our performance shares and our annual cash incentive to meet the exemption for “performance-based” compensation from this deductibility limit. It is possible, however, that portions of these awards will not qualify as “performance-based compensation,” and, when combined with salary and other compensation to a named executive officer, may exceed this limitation in any particular year.

The American Jobs Creation Act of 2004 changed tax rules applicable to nonqualified deferred compensation arrangements, and Olin intends to comply with such rules to the extent applicable.

On February 19, 2009, our board, at the recommendation of the committee, adopted a “clawback” policy that allows Olin to recover all or a portion of payments under the SMICP or the MICP and performance share awards from certain executives. To recover compensation, our board or the committee must determine that the executive was grossly negligent or engaged in intentional misconduct that was a “significant contributing factor” to:

(i)	a restatement of our financial statements or

(ii)	a significant increase in the value of that executive’s incentive awards.

An executive who participates in the SMICP or the MICP is subject to the clawback policy. Amounts that we recover will not be included in calculating that executive’s benefits under our Supplemental CEOP. Our recoupment of amounts under the policy does not constitute an event permitting the executive to trigger severance benefits under our severance agreements.

In addition to the clawback policy, our equity plans provide that if a participant in that plan renders service to one of our competitors, or discloses confidential information without our consent, or violates other terms of the plan, the committee may terminate any unvested, unpaid or deferred awards held by the participant, or may require the participant to forfeit benefits received under the plan within the six months before the participant’s action.

Our severance arrangements described below under “Potential Payments Upon Termination or Change in Control” provide that we will “gross up” the amount of excise tax due on “excess golden parachute payments” provisions under Code Section 280G. The committee considered this benefit in approving the terms of those agreements.

Stock Ownership Guidelines

We describe our stock ownership guidelines for directors under the heading “Director Compensation” below. Our stock ownership guidelines require executive officers and certain other senior managers to maintain specified ownership levels of our stock, based upon their positions. Under our current guidelines, our CEO is expected to attain stock ownership of at least 150,000 shares, and our other named executive officers are expected to hold at least 20,000 shares of our common stock.

We expect an executive to achieve the appropriate ownership level within five years. Our committee monitors compliance with the stock ownership guidelines annually. To determine “stock ownership” under the guidelines, we include, in addition to shares the individual owns outright, restricted stock and restricted stock units, shares held in the executive’s CEOP account, shares subject to vested stock options with an exercise price below the current market price and one-half of the total target performance share awards payable in stock. All of our named executive officers met these guidelines as of the end of 2008.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2008, 2007 and 2006.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus (1) ($) (d)	Stock Awards (2) ($) (e)	Option Awards (2) ($) (f)	Non-Equity Incentive Plan Compen- sation (3) ($) (g)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(4) ($) (h)	All Other Compen- sation (5) ($) (i)	Total ($) (j)
Joseph D. Rupp	2008	850,005	N/A	1,502,665	849,017	928,800	407,961	218,539	4,756,987
Chairman, President and CEO	2007	810,006	—	1,143,167	751,449	984,000	1,601,439	82,665	5,372,726
	2006	772,500	—	707,576	616,995	760,266	1,591,212	145,730	4,594,279

John E. Fischer	2008	378,753	N/A	434,512	194,399	264,600	79,494	98,184	1,449,942
Vice President and CFO	2007	349,500	—	293,814	188,166	264,000	227,612	52,480	1,375,572
	2006	322,749	—	192,948	159,223	194,940	199,445	52,146	1,121,451

George H. Pain	2008	372,999	N/A	395,882	171,149	224,640	105,109	105,453	1,375,232
Vice President, General Counsel and Secretary	2007	359,256	—	255,232	162,776	247,200	327,926	62,030	1,414,421
	2006	339,999	—	173,782	144,904	194,940	263,922	248,002	1,365,549

John L. McIntosh	2008	348,753	N/A	272,284	163,673	212,895	110,796	72,062	1,180,463
Vice President and President, Chlor Alkali Products Division	2007	332,751	—	207,608	151,833	207,900	231,975	44,420	1,176,487
	2006	320,253	—	157,462	149,196	221,884	271,969	84,037	1,204,801

Dennis R. McGough	2008	285,000	N/A	199,768	106,963	135,000	108,790	52,725	888,246
Vice President, Human Resources	2007	283,002	—	144,538	102,819	150,000	369,864	25,067	1,075,290
	2006	275,256	—	93,303	105,669	116,964	333,337	37,568	962,097

(1)	The named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments. Annual cash incentive payments under the SMICP appear in column (g). Each of the named executive officers has one or more agreements that provide for certain severance benefits (including additional benefits in the event of a “change in control”). The provisions of those agreements are described in more detail under the section entitled “Potential Payments Upon Termination or Change in Control.”
(2)	Represents the dollar amount we recognized in our income statement in the appropriate year for equity awards (performance shares and restricted stock in column (e) and options in column (f)) to the named executive officers, calculated in accordance with FAS 123R, and thus includes amounts from awards granted in such year and in prior years. Please see the notes entitled “Stock-Based Compensation” and “Accounting Policies – Stock-Based Compensation” in the notes to our audited financial statements included in our annual report on Form 10-K for the fiscal year in which the award was granted for a discussion of the assumptions underlying these calculations.
(3)	Amounts listed in this column were determined by the committee under our SMICP.

(4)	Amounts reported in this column represent the total increase in the present value of the pension benefits during the applicable year under all of our defined benefit pension plans, and are comprised of the following items:

Increase in Present Value of Pension Benefit Under:
	Year	Qualified Plan	Supplemental Plan	Senior Plan
Joseph D. Rupp	2008	$57,438	$350,523	$—	(a)
	2007	$89,447	$1,511,992	$—	(a)
	2006	$50,029	$1,555,899	$—	(a)

John E. Fischer	2008	$26,603	$44,797	$8,094
	2007	$50,486	$115,600	$61,526
	2006	$31,750	$116,682	$51,013

George H. Pain	2008	$32,179	$52,038	$20,892
	2007	$67,417	$158,052	$102,457
	2006	$44,266	$138,055	$81,601

John L. McIntosh	2008	$37,455	$65,298	$8,043
	2007	$66,998	$194,112	$—	(b)
	2006	$40,929	$240,050	$—	(b)

Dennis R. McGough	2008	$50,736	$48,621	$9,433
	2007	$100,857	$194,187	$74,820
	2006	$63,009	$212,734	$57,593

(a)	Present value of pension benefit from the Senior Plan decreased by $14,716 in 2006. There is no increase in the present value of the pension benefit under that plan from 2006 to 2007 or from 2007 to 2008.
(b)	Present value of pension benefit from the Senior Plan decreased by $29,135 in 2007 and $9,010 in 2006.

Changes in the present value of pension benefits are determined using the assumptions we use for financial reporting purposes. The discount rates were 6.00% for December 31, 2006 and 6.25% for December 31, 2007 and December 31, 2008. We used the 1983 Group Annuity Mortality table for mortality for 2006 and the RP2000 Mortality table for 2007 and 2008. Please see the note entitled “Pension Plans and Retirement Benefits” in the notes to our audited financial statements included in our 2008 annual report on Form 10-K for a discussion of these assumptions.

We used age 62, the first age at which unreduced pension benefits are payable under the Qualified Plan, the Supplemental Plan and the Senior Plan, to determine the change in the present value of the pension benefits under these plans.

Generally, the Senior Plan provides a 50% benefit to the executive’s surviving spouse (which we refer to as a “joint and survivorship benefit”) without an actuarial reduction in payments during the executive’s lifetime. An executive also can elect to have payments under the Qualified Plan and the Supplemental Plan extend for the remainder of his or her spouse’s lifetime, but such an election results in an actuarial reduction to benefits paid under those plans. Benefits paid from the Senior Plan are increased by the amount of the actuarial reduction under the Qualified Plan and the Supplemental Plan for a 50% joint and survivorship benefit. In accordance with the SEC regulations, the pension benefits in the Summary Compensation Table reflect benefits payable in the form of a single life annuity payable only during the life of the executive, and do not reflect any joint and survivorship benefit.

(5)	Amounts reported in this column for 2008 are comprised of the following items:

Executive Officer	Life Insurance Premiums (a)	CEOP/ Supplemental CEOP Match (b)	CEOP/ Supplemental CEOP—Retirement Account (c)	Perquisites and other Personal Benefits
Joseph D. Rupp	$35,590	$25,500	$137,550	$19,899	(d)

John E. Fischer	$10,057	$11,363	$48,206	$28,558	(d)

George H. Pain	$14,520	$11,190	$46,514	$33,229	(d)

John L. McIntosh	$9,130	$9,275	$41,749	$11,908	(d)

Dennis R. McGough	$11,550	$8,550	$32,625	$—	(e)

(a)	The key executive life insurance program consists of three types of benefits: active employee life insurance, retiree life insurance and survivor income benefits. At the executive’s option, the survivor income benefit may be exchanged for additional cash value. The amounts shown represent the total premiums we paid in each year for these benefits.

(b)	The Supplemental CEOP permits tax deferred contributions to the Supplemental CEOP by participants whose contributions to the CEOP are limited under the Code, in the amount they would otherwise be permitted to contribute to the CEOP. We match these Supplemental CEOP contributions, as we would under the CEOP, and the amounts of our matching contributions made on behalf of the executives appear in this column. Olin matched 50% of the employee’s contribution (up to 6% of pay contributed to the CEOP and the Supplemental CEOP).
(c)	Olin contributed a total of 7.5% of the individual’s eligible compensation to the Retirement Account portion of the CEOP and Supplemental CEOP.
(d)	Represents our incremental costs for all perquisites and other personal benefits, consisting of car allowance or company car expenses, financial consulting services, excess liability insurance premiums, income tax “gross up” amounts, and entertainment expenses in connection with out of town company meetings. Includes for Mr. Fischer, a $27,000 car allowance, for Mr. Rupp, $10,784 for company car and related expenses, and for Mr. Pain, $18,571 for company car and related expenses and aggregate income tax gross up amounts of $10,576. We discontinued payments of tax gross up amounts on automobile expenses, financial planning and other perquisites for executive officers effective January 1, 2009.
(e)	Aggregate perquisites and other personal benefits did not exceed $10,000, and individual received no income tax gross up.

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)		Compen- sation Committee Meeting Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Under- lying Options (#) (3) (j)	Exercise or Base Price of Option Awards ($/Sh) (3) (k)	Grant Date Fair Value of Stock and Option Awards (4) (l)
					Thresh- old ($) (c)	Target ($) (d)	Maximum ($) (e)	Thresh- old (#) (f)	Target (#) (g)	Maxi- mum (#) (h)
Joseph D. Rupp	2/07/08		1/25/08		$0	$860,000	1,720,000
	2/07/08		1/25/08					19,500	78,000	117,000	0			$1,848,600
	2/07/08	(5)	1/25/08	(5)								170,250	$20.29	$769,530

John E. Fischer	2/07/08		1/25/08		$0	$245,000	$772,000
	2/07/08		1/25/08					4,000	16,000	24,000				$379,200
	2/07/08	(5)	1/25/08	(5)								35,250	$20.29	$159,330
	2/07/08		1/25/08								13,334			$270,547

George H. Pain	2/07/08		1/25/08		$0	$208,000	$752,000
	2/07/08		1/25/08					3,750	15,000	22,500				$355,500
	2/07/08	(5)	1/25/08	(5)								33,000	$20.29	$149,160
	2/07/08		1/25/08								13,334			$270,547

John L. McIntosh	2/07/08		1/25/08		$0	$171,000	$706,000
	2/07/08		1/25/08					2,750	11,000	16,500				$260,700
	2/07/08	(5)	1/25/08	(5)								24,000	$20.29	$108,480
	2/07/08		1/25/08								6,667			$135,273

Dennis R. McGough	2/07/08		1/25/08		$0	$125,000	$570,000
	2/07/08		1/25/08					1,750	7,000	10,500				$165,900
	2/07/08	(5)	1/25/08	(5)								15,000	$20.29	$67,800
	2/07/08		1/25/08								6,667			$135,273

(1)	Amounts in these columns represent the potential annual cash incentives established in early 2008 under our SMICP. Actual amounts were determined and paid in early 2009 and are included under column (g) in the Summary Compensation Table above. We discuss the SMICP and our annual incentive program under the heading “Compensation Discussion and Analysis—Elements of Compensation” above.
(2)	Numbers in these columns represent awards of performance shares under our Performance Share Program described below. The amounts in column (f) reflect the minimum performance shares awarded (25% of the target amounts in column (g)). The amounts in column (h) represent 150% of such target amounts, the maximum payout of performance shares.
(3)	Numbers in these columns represent nonqualified stock options granted under our long term incentive plans, vesting in three equal annual installments, beginning on the first anniversary of the grant date. The market closing price on the grant date was $20.12. Our equity plans require the exercise price for option stock to be at least the “fair market value” of our common stock on the grant date, and define fair market value to mean the average of the high and low sale prices of our common stock on the grant date.
(4)	Amounts in this column assume payment of performance shares at the target level, and value options using the Black-Scholes value calculated for financial statement reporting purposes in accordance with FAS 123R. Please see the note entitled “Stock-Based Compensation” in the notes to our audited financial statements included in our 2008 annual report on Form 10-K for a discussion of the assumptions underlying these calculations.
(5)

Option awards are determined on the meeting date (in 2008, January 25, 2008). In recent years, committee meetings have been held before (or shortly after) the time we issued our year end earnings press release, and so the option awards became effective on a later date (February 7th for 2008 grants), approximately 10 days after our earnings release. The effective date of the option grants has always occurred on or after the meeting date, and we have never engaged in “back dating” practices.

Stock Options

Annually, we grant options to purchase shares of our common stock to a group of key employees, including our executive officers. We describe our stock option program in more detail above under the heading “Compensation Discussion and Analysis—Long Term Incentive Compensation,” and “—Stock Options.” All options granted in 2008 were non-qualified options vesting in three equal annual installments beginning on the first anniversary of the grant date. The options generally may be exercised until ten years after the grant date (but the exercise period may end earlier based on the termination of the participant’s employment).

Under our option plans, the option exercise price must be at least equal to the average of the high and low sale prices of our common stock on the date of the grant. Our option plans specifically prohibit repricing, and, except for certain anti-dilution adjustments, other adjustments to the exercise price. We discuss the timing of our option grants above, under the heading “Stock Options” in the “Compensation Discussion and Analysis” section of this proxy statement and our policies do not permit any “back dating” of options. Our internal auditors completed an audit of our option grants in 2006 and confirmed that we had not engaged in any option “back dating” practices.

Performance Shares

Each named executive officer and certain other key employees received a target number of performance shares in early 2008, which vest after the end of 2010. The total number of performance shares that vest may vary between 25% and 150% of the target number, based on our average annual return on capital for the three years ending December 31, 2010, in relation to the average annual return on capital among the Modified S&P 1000 for that period. The chart included in the discussion of performance share awards in the “Compensation Disclosure and Analysis” above sets forth this relationship in more detail. Vested performance shares are paid approximately half in cash and half in stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5) (j)
Joseph D. Rupp	—	—		—	—	—	—	—	78,000	$1,410,240
	—	—		—	—	—	—	—	69,700	$1,260,176
	—	170,250	(1)	—	$20.29	2/07/18	—	—	—	—
	59,750	119,500	(2)	—	$16.52	2/12/17	—	—	—	—
	104,667	52,333	(3)	—	$20.68	2/08/16	—	—	—	—
	102,250	—		—	$23.78	2/09/15	—	—	—	—
	76,700	—		—	$18.52	2/11/14	—	—	—	—
	75,000	—		—	$15.35	2/12/13	—	—	—	—
	69,000	—		—	$16.10	2/13/12	—	—	—	—
	15,750	—		—	$18.63	2/07/11	—	—	—	—
	80,000	—		—	$18.97	1/26/10	—	—	—	—
	30,000	—		—	$15.85	2/08/09	—	—	—	—

John E. Fischer	—	—		—	—	—	—	—	16,000	$289,280
	—	—		—	—	—	—	—	16,850	$304,648
	—	—		—	—	—	13,334	$241,079	—	—
	—	35,250	(1)	—	$20.29	2/07/18	—	—	—	—
	14,500	29,000	(2)	—	$16.52	2/12/17	—	—	—	—
	28,000	14,000	(3)	—	$20.68	2/08/16	—	—	—	—
	26,575	—		—	$23.78	2/09/15	—	—	—	—

George H. Pain	—	—		—	—	—	—	—	15,000	$271,200
	—	—		—	—	—	—	—	13,700	$247,696
	—	—		—	—	—	13,334	$241,079	—	—
	—	33,000	(1)	—	$20.29	2/07/18	—	—	—	—
	—	23,500	(2)	—	$16.52	2/12/17	—	—	—	—
	—	12,667	(3)	—	$20.68	2/08/16	—	—	—	—

John L. McIntosh	—	—		—	—	—	—	—	11,000	$198,880
	—	—		—	—	—	—	—	10,000	$180,800
	—	—		—	—	—	6,667	$120,539	—	—
	—	24,000	(1)	—	$20.29	2/07/18	—	—	—	—
	8,750	17,500	(2)	—	$16.52	2/12/17	—	—	—	—
	20,000	10,000	(3)	—	$20.68	2/08/16	—	—	—	—
	23,000	—		—	$23.78	2/09/15	—	—	—	—
	21,500	—		—	$18.52	2/11/14	—	—	—	—
	23,000	—		—	$15.35	2/12/13	—	—	—	—
	60,000	—		—	$18.97	1/26/10	—	—	—	—

Dennis R. McGough	—	—		—	—	—	—	—	7,000	$126,560
	—	—		—	—	—	—	—	7,650	$138,312
	—	—		—	—	—	6,667	$120,539	—	—
	—	15,000	(1)	—	$20.29	2/07/18	—	—	—	—
	6,500	13,000	(2)	—	$16.52	2/12/17	—	—	—	—
	14,000	7,000	(3)	—	$20.68	2/08/16	—	—	—	—
	14,825	—		—	$23.78	2/09/15	—	—	—	—
	15,000	—		—	$18.97	1/26/10	—	—	—	—

(1)	The options vest in three annual equal installments beginning February 7, 2009.
(2)	The options vest in three annual equal installments beginning February 13, 2008, so the first installment has vested.
(3)	The options vest in three annual equal installments beginning February 9, 2007, so two installments have vested.
(4)	Represents the entire value of all unvested restricted stock awards based on the December 31, 2008 closing price of our common stock of $18.08.
(5)	Represents the entire value of all unvested performance shares, based on the December 31, 2008, closing price of our common stock of $18.08. Vested shares will be paid approximately half in cash and half in stock.

OPTION EXERCISES AND STOCK VESTED

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Joseph D. Rupp	0	0	22,000	597,960
John E. Fischer	22,400	246,456	5,718	155,415
George H. Pain	122,583	1,169,180	4,953	134,623
John L. McIntosh	35,250	444,682	4,953	134,623
Dennis R. McGough	97,650	1,213,417	3,187	86,623

The shares listed in column (d) above represent performance shares paid in the summer of 2008 (vested based on our performance for the three years ended December 31, 2007) under a performance share award made in early 2005. Performance shares are paid approximately half in cash and half in stock. The cash portion of the performance shares payment was based on the fair market value of the shares as of December 31, 2007 ($19.49), and dollar amounts listed in column (e) for the stock portion of the payment of performance shares are based on the average of the high and low sales prices for our common stock as of the date the shares were issued ($27.18), August 20, 2008. Of the total performance shares included in column (d) above, 25% vested automatically, and the remaining shares vested based on our average annual return on capital for the three-year period ended December 31, 2007, compared to that of the Modified S&P 1000. We describe our performance share program in more detail in our “Compensation Disclosure and Analysis—Elements of Compensation” and in the text following the table entitled “Grants of Plan-Based Awards.”

PENSION BENEFITS

The table below shows the present value of the benefits under each of the pension plans as of December 31, 2008 for each named executive officer. The present values are calculated using:

•

the executive’s average compensation (salary and annual incentive, and specific inclusions and exclusions that vary by plan) for the three highest years out of the last ten years of employment through December 31, 2007,

•	years of creditable service under each of the plans as of December 31, 2007,

•	age 62, the first age at which unreduced pension benefits are payable under each of the pension plans, and

•	the assumptions we used for financial reporting as of December 31, 2008, including a 6.25% discount rate and the RP2000 Mortality table.

Please see the note entitled “Pension Plans and Retirement Benefits” in the notes to our audited financial statements included in our 2008 annual report on Form 10-K for a discussion of these assumptions.

Name (a)	Plan Name (b) (1)	Number of Years Credited Service (#) (c) (2)	Present Value of Accumulated Benefit ($) (d) (3)		Payments During Last Fiscal Year ($) (e)
Joseph D. Rupp	Qualified Plan Supplemental Plan Senior Plan	35.00 35.00 21.50	$ $ $	976,455 5,958,920 —	— — —

John E. Fischer	Qualified Plan Supplemental Plan Senior Plan	23.58 23.58 3.08	$ $ $	452,261 761,570 137,610	— — —

George H. Pain	Qualified Plan Supplemental Plan Senior Plan	21.75 21.75 5.75	$ $ $	547,027 884,635 355,155	— — —

John L. McIntosh	Qualified Plan Supplemental Plan Senior Plan	30.58 30.58 8.92	$ $ $	636,731 1,110,064 136,724	— — —

Dennis R. McGough	Qualified Plan Supplemental Plan Senior Plan	29.83 29.83 3.00	$ $ $	862,507 826,555 160,367	— — —

(1)	The Qualified Plan is the Olin Corporation Employees Pension Plan, the Supplemental Plan is the Olin Supplementary and Deferral Benefit Pension Plan, and the Senior Plan is the Olin Senior Executive Pension Plan, each of which is described below.
(2)	Participation in the Senior Plan begins when the executive becomes a Section 16(b) reporting officer and is selected by the committee, whereas participation in the Qualified and Supplemental Plans generally begins when the executive is hired. Benefit accruals were frozen under all of these plans effective December 31, 2007. Employment after that date continues to count toward meeting service and age requirements for vesting and early retirement. All of the named executive officers have met the vesting requirements, and currently Messrs. Rupp, Pain and McGough are also eligible for early retirement.
(3)	Amounts in this column assume that benefits are paid in the form of an annuity during the executive’s lifetime. As discussed in more detail below, a participant may elect instead to receive benefits over the life of the executive and his or her spouse.

The executive may elect payment of benefits under any of the available payment forms under these plans, including payments for the executive’s life (which we sometimes refer to as a “single life annuity”) or payments continuing after the executive’s death for the life of his or her spouse (which we refer to as a “joint and survivorship benefit”). Under the Qualified Plan and the Supplemental Plan, benefit payments are reduced from the single life annuity based on actuarial calculations if the executive elects a different payment form. The Senior Plan generally provides a 50% joint and survivorship benefit without any actuarial reduction, and also provides the executive with an additional amount equal to the amount of the actuarial reduction of benefits payable from the Qualified Plan and the Supplemental Plan for a 50% joint and survivorship benefit election. The following chart shows the present value of accrued benefits for each of the named executives under these plans, assuming the executive elected the 50% joint and survivorship benefit and retired at age 62, (the first age at which unreduced pension benefits are payable under the plans):

Name	Qualified Plan	Supplemental Plan	Senior Plan
Joseph D. Rupp	$998,862	$6,090,018	$568,124
John E. Fischer	$462,315	$774,682	$233,073
George H. Pain	$556,562	$899,978	$487,722
John L. McIntosh	$648,679	$1,130,902	$297,347
Dennis R. McGough	$883,221	$846,307	$295,961

Freeze of Qualified Plan, Supplemental Plan and Senior Plan

As noted above, benefits accrued by salaried participants in the Qualified Plan, Supplemental Plan and Senior Plan were “frozen” effective December 31, 2007. Participants accrued benefits until December 31, 2007 based on applicable years of service and eligible compensation through that date. Service after December 31, 2007 will count toward meeting the eligibility requirements for commencing a pension benefit (including vesting and early retirement) under these plans, but not toward the calculation of the pension benefit amount. Compensation earned after 2007 will similarly not count toward the determination of the pension benefit amounts under these plans.

Qualified Plan

As part of a competitive benefits program and to contribute to employees’ financial security in retirement, we offer defined benefit retirement benefits to salaried employees hired before January 1, 2005 through our Qualified Plan. Benefits under the Qualified Plan are calculated based on the average cash compensation (salary and annual incentive) for the highest three years out of the last ten years the individual is employed by Olin, through December 31, 2007. The law requires that in determining eligible compensation, the Qualified Plan ignore compensation in excess of a legally-imposed cap (which for 2007, the last year of benefit accruals, was $225,000). An employee’s benefit is generally 1.5% of his or her average compensation during the relevant period multiplied by the number of years of service, less a percentage of his or her primary Social Security benefit based on years of service (not to exceed 50% of such Social Security benefit). Participants who are at least age 55 with at least 10 years of service when they leave Olin may elect to receive a benefit immediately that is reduced by 4% for each year the participant is younger than age 62 at the time benefit payments begin. Participants who leave Olin before age 55 (with 10 or more years of service) may elect to receive an actuarially reduced benefit with payments beginning at age 55 or later. Participants who leave Olin before age 65 with at least 5 years of service (but less than 10 years of service) receive a vested retirement benefit beginning the month after their 65th birthday. Benefits from the Qualified Plan generally are paid as an annuity with the form of payment (e.g. joint and survivorship benefit, guaranteed period, etc.) selected by the participant, subject to any applicable actuarial reductions.

Supplemental Plan

The Supplemental Plan is an unfunded, nonqualified deferred compensation plan for management employees at specified compensation levels. The Code imposes limits on pension benefits payable from the Qualified Plan. Our Supplemental Plan restores these benefits to affected employees and provides benefits on certain compensation that has been deferred and excluded from eligible compensation under the Qualified Plan. The formula used to calculate pension benefits under the Supplemental Plan is the same as under the Qualified Plan, without the Code limitations on benefits and eligible compensation, reduced for the amount payable under the Qualified Plan. Early retirement benefits are payable at the later of termination or age 55 if a participant has at least 10 years of service. Such early retirement benefits use the same reduction factors as the Qualified Plan.

Senior Plan

The Senior Plan is an unfunded, nonqualified deferred compensation plan for select management employees. An employee who is a Section 16(b) reporting officer, and who is selected by the committee, may participate in the Senior Plan. Under the Senior Plan, pension benefits are based on average eligible compensation for the three highest years out of the last ten that he or she is employed by Olin through December 31, 2007. Compensation is not subject to the Code and other limitations that apply under the Qualified Plan. Benefits generally equal 3% of the executive’s average compensation multiplied by the number of years of participation in the Senior Plan, plus 1.5% of the executive’s average compensation for years of service in the Qualified Plan and Supplemental Plan less years of service in the Senior Plan, reduced by the pension benefits accrued under the Qualified Plan and the Supplemental Plan. Benefits are further reduced by 50% of the employee’s primary Social Security benefit.

Early retirement benefits are payable on an immediate basis to a participant whose employment terminates at age 55 or later, regardless of years of service, but are reduced by 4% per year for each year they begin before age 62. The maximum benefit payable from the Senior Plan is 50% of the employee’s average compensation reduced by amounts payable from the Qualified and Supplemental Plans, 50% of the employee’s primary Social Security benefit, and certain other adjustments set forth in the plan documents, if applicable. The Senior Plan provides a joint and survivorship benefit to an executive’s surviving spouse generally equal to 50% of the executive’s benefits from the Senior Plan. In addition, the Senior Plan pension benefits are increased by the amount of the actuarial reduction to benefits under the Qualified and Supplemental Plans if the executive elects the 50% joint and survivorship option under those plans.

The executive may elect any of the forms of payment available under the Senior Plan and Supplemental Plan, including a lump sum payment or the annuity form of payment.

If a participant in the Senior Plan and Supplemental Plan is a specified employee as defined in Code Section 409A, benefits payable upon termination of employment may not be paid in the first six months after retirement, but the first six months of benefits will be paid in a lump sum as soon as practicable thereafter.

Health Insurance and Death Benefits

In general, salaried employees who retire at age 55 or later with at least 10 years of service may elect to continue to be covered under our health plan until age 65 by paying at least the same premium as active salaried employees. When the average per capita cost for our health plan retirees exceeds $10,000, as it did in 2007, the retiree also must pay the amount by which our average per capita cost for the health plan retirees exceeds $10,000. On the first day of the month in which they become 65, salaried retirees who retired after age 55 with 10 or more years of service are eligible for a Medicare supplemental health care plan. We contribute $20 per covered person per month toward the cost of that plan, but make no contributions if a retiree chooses to participate in another plan.

In general, salaried employees who retire from Olin at age 55 or later with at least 10 years of service are eligible for a $5,000 death benefit from the Qualified Plan. In addition, full-time employees with job responsibilities at a specified level (based on Hay Points) may retain a percentage of their life insurance coverage when they retire, based on age at retirement, with Olin paying the premiums.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information with respect to our Supplemental CEOP for each of our named executive officers for 2008:

Name (a)	Executive Contributions in Last FY ($) (b) (1)	Registrant Contributions in Last FY ($) (c) (2)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Joseph D. Rupp	43,400	138,901	(31,524)	0	572,338
John E. Fischer	10,413	35,419	(1,779)	0	83,810
George H. Pain	10,010	33,555	47,840	0	171,309
John L. McIntosh	4,750	26,874	(4,577)	0	114,044
Dennis R. McGough	3,850	17,025	(156)	0	55,659

(1)	Amounts in this column are included in the executives’ salaries listed in column (c) of the Summary Compensation Table.
(2)	Amounts in this column are included in the amounts listed in column (i) of the Summary Compensation Table and represent 2008 company matching contributions to the participants’ Supplemental CEOP Employee Savings Accounts and Supplemental CEOP Retirement Accounts.

In addition to our CEOP, discussed above under the heading “Compensation Discussion & Analysis—Elements of Compensation—Retirement Benefits,” our Supplemental CEOP provides deferral and company matching opportunities to employees whose contributions to the CEOP are limited under the Code because their base pay exceeds the Code’s compensation limit ($230,000 for 2008). These employees can make pre-tax contributions to the Supplemental CEOP after their eligible compensation reaches the Code limit. For these purposes, eligible compensation generally includes base compensation but excludes incentive compensation. Employees who contribute to the Supplemental CEOP receive matching contribution credits from Olin at the same level Olin matches CEOP contributions. In addition, beginning in 2008 in connection with the pension plan freeze, Olin provides the same retirement contribution credits at the same level as under the CEOP (5% or 7.5%, depending on the employee’s age) on the amount of the excess eligible compensation to the Supplemental CEOP. For these purposes, eligible compensation generally includes base compensation and short-term incentive compensation but excludes long-term incentive compensation.

Employees elect to have their contributions to the Supplemental CEOP invested in phantom shares of Olin common stock or phantom units in an interest bearing fund. Dividends are credited to the phantom stock account based on the dividend rate paid on shares of our common stock. Interest is credited to the phantom interest bearing fund at a rate determined quarterly equal to (i) the Federal Reserve A1/P1 Composite rate for 90-day commercial paper plus 10 basis points at the end of the last quarter, or (ii) such other rate as our Board or compensation committee (or any delegate thereof) select in advance from time to time.

Distributions are paid in cash, in a lump sum or in annual installments for up to fifteen (15) years after retirement, at the employee’s election. Our phantom shares of common stock are valued at the average daily closing prices of our common stock on the New York Stock Exchange for the month before the distribution. Distributions from the interest bearing fund equal the dollar value of the participant’s account (principal and interest). If a participant in the Supplemental CEOP is a specified employee as defined in Code Section 409A, benefit payments payable upon termination of employment may not be paid in the first six months after retirement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Certain agreements with our named executive officers provide compensation in the event of a termination of employment or a change in control of Olin. The tables below show estimated compensation payable to each named executive officer upon various triggering events. Actual amounts can only be determined upon the triggering event.

Joseph D. Rupp (1)	Quit / Early Retirement (2)	Normal Retirement		Termination by Olin Without Cause (3)	Termination by Olin For Cause (4)	Change in Control (5)
Compensation:
Severance(6)	0	0		$1,762,226	0	$5,286,678
Equity Awards(7)	$1,045,852	$1,045,852		$1,045,852	0	$718,427
Acceleration of Unvested Equity Awards(8)	0	0		0	0	$2,856,836
Benefits and Perquisites:(9)
Senior Plan(10)	$1,917,133	See footnote	(11)	$1,917,133	0	$1,998,135
Supplemental Plan(10)	$10,234,082	See footnote	(11)	$10,234,082	$10,234,082	$10,660,448
Qualified Plan(10)	$1,148,542	See footnote	(11)	$1,148,542	$1,148,542	$1,148,542
Supplemental CEOP	$572,338	$572,338		$704,505	$572,338	$968,889
Life Insurance Premiums	0	0		$35,590	0	$106,770
Outplacement Services	0	0		$25,000	0	$25,000
Tax Gross-Up	0	0		0	0	$3,999,954

TOTAL:	$14,917,947	N/A		$16,872,930	$11,954,962	$27,769,679

John E. Fischer (1)	Quit / Early Retirement (2)	Normal Retirement		Termination by Olin Without Cause (3)	Termination by Olin For Cause (4)	Change in Control (5)
Compensation:
Severance(6)	0	0		$631,004	0	$1,893,012
Equity Awards(7)	$156,273	$156,273		$156,273	0	$81,378
Acceleration of Unvested Equity Awards(8)	0	0		0	0	$880,247
Benefits and Perquisites:(9)
Senior Plan(10)	$347,648	See footnote	(11)	$324,632	0	$326,036
Supplemental Plan(10)	$1,081,735	See footnote	(11)	$1,545,451	$1,081,735	$1,552,105
Qualified Plan(10)	$313,686	See footnote	(11)	$578,907	$313,686	$578,902
Supplemental CEOP	$83,810	$83,810		$131,135	$83,810	$225,786
Life Insurance Premiums	0	0		$9,479	0	$28,437
Outplacement Services	0	0		$25,000	0	$25,000
Tax Gross-Up	0	0		0	0	$1,570,838

TOTAL:	$1,983,152	N/A		$3,401,881	$1,479,231	$7,161,741

George H. Pain (1)	Quit / Early Retirement (2)	Normal Retirement		Termination by Olin Without Cause (3)	Termination by Olin For Cause (4)	Change in Control (5)
Compensation:
Severance(6)	0	0		$603,576	0	$1,810,728
Equity Awards(7)	$118,104	$118,104		$118,104	0	$54,240
Acceleration of Unvested Equity Awards(8)	0	0		0	0	$796,635
Benefits and Perquisites:(9)
Senior Plan(10)	$731,090	See footnote	(11)	$731,090	0	$762,388
Supplemental Plan(10)	$1,523,971	See footnote	(11)	$1,523,971	$1,523,971	$1,587,621
Qualified Plan(10)	$648,242	See footnote	(11)	$648,242	$648,242	$648,242
Supplemental CEOP	$171,309	$171,309		$216,577	$171,309	$307,114
Life Insurance Premiums	0	0		$9,266	0	$27,798
Outplacement Services	0	0		$25,000	0	$25,000
Tax Gross-Up	0	0		0	0	$1,129,135

TOTAL:	$3,192,716	N/A		$3,875,826	$2,343,522	$7,148,901

John L. McIntosh (1)	Quit / Early Retirement (2)	Normal Retirement		Termination by Olin Without Cause (3)	Termination by Olin For Cause (4)	Change in Control (5)
Compensation:
Severance(6)	0	0		$599,892	0	$1,799,676
Equity Awards(7)	$163,814	$163,814		$163,814	0	$117,122
Acceleration of Unvested Equity Awards(8)	0	0		0	0	$527,519
Benefits and Perquisites:(9)
Senior Plan(10)	$440,711	See footnote	(11)	$1,144,834	0	$1,166,325
Supplemental Plan(10)	$1,535,232	See footnote	(11)	$2,203,414	$1,535,232	$2,244,750
Qualified Plan(10)	$451,143	See footnote	(11)	$817,026	$451,143	$817,040
Supplemental CEOP	$114,044	$114,044		$159,036	$114,044	$249,020
Life Insurance Premiums	0	0		$9,130	0	$27,390
Outplacement Services	0	0		$25,000	0	$25,000
Tax Gross-Up	0	0		0	0	$1,664,807

TOTAL:	$2,704,944	N/A		$5,122,146	$2,100,419	$8,638,649

Dennis R. McGough (1)	Quit / Early Retirement (2)	Normal Retirement		Termination by Olin Without Cause (3)	Termination by Olin For Cause (4)	Change in Control (5)
Compensation:
Severance(6)	0	0		$430,128	0	$1,290,384
Equity Awards(7)	$70,872	$70,872		$70,872	0	$37,263
Acceleration of Unvested Equity Awards(8)	0	0		0	0	$405,691
Benefits and Perquisites:(9)
Senior Plan(10)	$409,889	See footnote	(11)	$409,889	0	$431,230
Supplemental Plan(10)	$1,301,222	See footnote	(11)	$1,301,222	$1,301,222	$1,370,241
Qualified Plan(10)	$947,122	See footnote	(11)	$947,122	$947,122	$947,122
Supplemental CEOP	$55,659	$55,659		$87,919	$55,659	$152,438
Life Insurance Premiums	0	0		$11,550	0	$34,650
Outplacement Services	0	0		$25,000	0	$25,000
Tax Gross-Up	0	0		0	0	$778,624

TOTAL:	$2,784,764	N/A		$3,283,702	$2,304,003	$5,472,643

1.	Amounts in the tables assume an annual base salary at the level in effect on December 31, 2008.
2.	Messrs. Rupp, Pain and McGough are eligible for early retirement, so amounts in this column reflect amounts they would receive upon early retirement. Messrs. Fischer and McIntosh have met the vesting requirements, but are not currently eligible for early retirement, and so the amounts reported for them under the “Benefits and Perquisites” section represent the present value of the benefits, assuming the benefits begin at age 65.
3.	An executive whose employment terminates in connection with a sale of a business unit generally receives the benefits in this column, except that the executive’s stock options may be exercised for two years beyond the date of termination (rather than one year), unless the employee is eligible for retirement in which case the executive’s stock options would be exercisable through the term of the option.
4.	Olin may terminate an executive for “cause” if the executive (i) willfully fails to perform his or her duties; (ii) engages in gross misconduct that significantly injures Olin financially; (iii) willfully breaches Olin’s Code of Conduct; or (iv) commits a felony or fraud in the course of his or her employment.
5.	Upon a change in control (as defined under these plans), benefits listed for the Senior Plan, Supplemental Plan, and Supplemental CEOP (collectively, the “defined benefit plans”) would be payable immediately, but because the named executive officers are specified employees as defined in Code Section 409A, benefits may not be paid in the first six months after retirement, but the first six months of benefits under the defined benefit plans will be paid in a lump sum as soon as practicable thereafter. The benefits reported represent the present value of the benefits under the defined benefit plans on December 31, 2008. All restricted stock and performance share awards would be vested and paid upon a change in control (as defined for these awards). All options and stock appreciation rights would vest immediately and be fully exercisable. All other amounts would be paid only if the executive is terminated or constructively terminated upon or within three years after a change in control. Constructive termination occurs when the executive terminates his or her employment because (i) Olin requires the executive to relocate by more than fifty miles, (ii) Olin reduces or fails to increase the executive’s base salary on substantially the same basis as before the change in control, (iii) Olin fails to maintain its benefit plans as in effect prior to the change in control, or (iv) the executive is assigned duties inconsistent with duties prior to the change in control or Olin takes actions that result in a diminution of the executive’s responsibilities.
6.	Severance payments on termination without cause equal base salary plus the higher of the target incentive award under the SMICP or the average SMICP payment during the past three years. In the event of a change in control it is three times this total amount.
7.

An executive whose employment terminates as the result of disability, death, or retirement receives a pro rata share of unvested performance share awards (based on the number of months worked in the performance cycle) payable in cash at the time it would otherwise be payable. We have assumed payouts at the level of 25% of the target unvested performance shares and performance shares vested at December 31, 2008, but not yet paid. An executive whose employment terminates for cause or without our consent does not receive any unvested performance awards. All unvested performance shares vest on a change in control and are paid in cash – see footnote 8. The committee determines the amount, if any, of unvested performance awards to be paid and the form of payment (cash or stock or a combination) for an executive whose employment terminates for any other reason. Upon the executive’s death, all unvested options vest automatically and his or her estate or heirs could exercise those options within the term of the option.

8.	Represents cash payout for automatic vesting of unvested restricted stock, stock options and performance shares on change in control.
9.	Unused vacation is paid to all salaried employees and is therefore not included in this table. Medical benefits are provided to all salaried employees who are eligible for early retirement. Because Messrs. Rupp, Pain and McGough are currently eligible for early retirement, no amount is reported for medical benefits for them. Mr. Fischer would be eligible for one year of healthcare benefits coverage in the event of an involuntary, not for cause termination at the estimated cost of $16,115, and for one year and five months of healthcare benefits coverage in the event of a change in control at an estimated cost of $23,625. Mr. McIntosh would be eligible for four months of healthcare benefits coverage in the event of an involuntary, not for cause termination or in the event of a change in control, at an estimated cost of $6,671.
10.	The Senior Plan provides a 50% joint and survivorship benefit without an actuarial reduction. In addition, pension benefits paid from the Senior Plan are increased by the amount of the actuarial reduction for joint and survivorship benefit under the Qualified Plan and the Supplemental Plan. The value of the joint and survivorship benefit is reflected in the lump sum pension benefits in the table above with respect to the Senior Plan. The Qualified Plan and Supplemental Plan benefits above assume payment in the form of a joint and survivorship benefit. The executive may also elect to receive benefits from the Senior Plan and the Supplemental Plan in the form of a lump sum. Any payment payable upon termination of employment is paid six months after termination of employment to comply with Code limitations. The value of these benefits is determined using a discount rate that is equal to the rate for a zero coupon Treasury strip, with a maturity that approximates the executive’s life expectancy, determined approximately at the time the lump sum is due to be paid and the RP 2000 Mortality table. Except with respect to a Change in Control, the benefits reported for the Senior Plan and Supplemental Plan are based on these assumptions and also include six months of payments in recognition of the deferral of the commencement of benefits required by Code Section 409A.

In the event of a Change in Control (as defined under the Senior Plan and the Supplemental Plan), each executive receives a cash payment in an amount equal to the cost to purchase an annuity that pays benefits to the executive in an amount such that the annuity payments (together with the monthly payment to the executive from the Qualified Plan) provide the executive with the monthly after-tax benefit he or she would have received under the plans. The amounts in the table represent this lump sum cash payment.

The benefit amounts reported in each of the columns above assume a 50% joint and survivorship benefit and use the discount rate applicable for the situation described and the RP 2000 Mortality Table. If the executive instead elects annual payments for his or her lifetime, he or she would receive an annual amount from each of the defined benefit pension plans as follows:

Annual Payments Assuming Election for Life of Executive

	Quit/Early Retirement	Normal Retirement	Termination by Olin Without Cause	Termination by Olin For Cause	Change in Control
Joseph D. Rupp
Qualified Plan	95,113	110,172	95,113	95,113	95,113
Supplemental Plan	580,440	672,336	580,440	580,440	580,440
Senior Plan	67,013	0	67,013	0	67,013

John E. Fischer
Qualified Plan	69,429	69,429	49,989	69,429	49,989
Supplemental Plan	116,339	116,339	83,764	116,339	83,764
Senior Plan	20,652	20,652	11,390	0	11,390

George H. Pain
Qualified Plan	53,562	63,600	53,562	53,562	53,562
Supplemental Plan	86,617	102,852	86,617	86,617	86,617
Senior Plan	32,869	41,292	32,869	0	32,869

John L. McIntosh
Qualified Plan	90,984	90,984	65,508	90,984	65,508
Supplemental Plan	158,621	158,621	114,207	158,621	114,207
Senior Plan	19,858	19,858	48,342	0	48,342

Dennis R. McGough
Qualified Plan	81,512	87,516	81,512	81,512	81,512
Supplemental Plan	78,121	83,868	78,121	78,121	78,121
Senior Plan	14,364	16,272	14,364	0	14,364

11.	No named executive officer is eligible for normal retirement at this time. See the “Pension Benefits” table and the narrative disclosure following that table for the present value of accrued benefits payable upon normal retirement under various circumstances.

Payments Upon Death or Disability

Upon the death of a former executive, unless the executive elects to receive the cash value of his or her life insurance at retirement, his or her estate receives life insurance benefits provided the former executive was at least age 55 when employment terminated. The amount of life insurance is based on the executive’s age and base salary at the time of termination of employment. As of December 31, 2008, Mr. Rupp would have $172,000, Mr. Pain would have $57,000, and Mr. McGough would have $72,500, of life insurance coverage. Messrs. Fischer and McIntosh are not eligible for these life insurance benefits until they attain age 55.

An executive whose employment terminates in connection with a disability would receive disability benefits equal to 60% of base salary until the executive is no longer disabled, reaches age 65, or elects to take early retirement benefits. At that time, the executive would receive the applicable retirement benefits described above. Messrs. Rupp, McIntosh, Pain and McGough have elected to pay additional premiums to increase their disability coverage to 75% of base salary. Mr. Fischer has elected the 60% level of coverage.

Executive Severance and Executive Change in Control Agreements

We have executive severance agreements (“executive agreements”) and executive change in control agreements (“CIC agreements”) with all of the named executive officers, and with three other executive officers. These agreements extend until January 26, 2012, and extend by an additional year on each January 26th, unless we provide at least 90 days notice that the term will not be extended. If a change in control (as defined in the CIC agreement) occurs, the CIC agreement extends for at least three years after the change in control. The committee established the terms of the CIC agreements and the executive agreements (including the level of payments in various scenarios) based on advice from Exequity and from outside benefits counsel regarding marketplace practices for comparable companies.

CIC Agreement.    The CIC agreement contains an extensive definition of “change in control,” but generally a change in control occurs if:

(1) a person or entity acquires control of 20% or more of our common stock unless (a) the acquiring party is Olin, its subsidiaries or benefit plans, an underwriter holding the shares temporarily for an offering, the executive who is a party to the CIC agreement or an entity that the executive controls or (b) the percentage increase occurs solely because the total number of shares outstanding is reduced by Olin buying its stock back;

(2) a majority of our board members change (other than new members elected or nominated by at least 2/3 of the then-current board, absent an election contest or similar dispute);

(3) we (or any of our subsidiaries) sell all or substantially all assets, or merge or engage in a similar transaction, unless our shareholders own more than half of the voting interest of Olin or the new company (in approximately the current ratios) after the transaction, and neither of the events in items (1) and (2) above has occurred for Olin or the new entity; or

(4) our shareholders approve a plan of complete liquidation or dissolution of Olin.

If, after a change in control, the executive’s employment is terminated by Olin without “cause” or by the executive as a result of disability or adverse changes in the terms of employment, the executive will:

•	receive a cash severance payment equal to three times the executive severance amount (as described below),

•	receive an additional 36 months of insurance coverage,

•

be treated as if he or she had remained employed (for service purposes) for 36 months after termination, including receiving 36 months of retirement contributions to all Olin defined contribution plans based on the amount of the cash severance,

•

be entitled to continue in Olin’s medical and dental coverage (including dependent coverage) until age 65, on terms and conditions no less favorable than those in effect prior to the change in control, although such coverage is secondary to coverage from the executive’s new employer, if any,

•	receive up to 12 months of outplacement services, and

•	if termination occurs after the first calendar quarter, receive a prorated annual incentive compensation award for that year.

These payments and benefits are not conditioned on any waiver, release or noncompete. The CIC agreement also provides that if any payments made to the executive subject the executive to the excise tax under Section 4999 of the Code, the payment increases to provide the executive with a net payment as if such tax did not apply.

Executive Agreement.    If the executive’s employment is terminated (in a non change in control event) by Olin without cause, the executive will receive, in lieu of severance benefits under any other Olin severance plans or programs:

(1)	cash installment payments (which we refer to as the executive severance amount) equal to (a) twelve months salary plus (b) the greater of the executive’s average annual incentive compensation award for the last three calendar years or the executive’s then current target annual incentive compensation award;

(2)	twelve months of retirement contributions to all Olin defined contribution plans based on the amount of the cash installment payments (the executive will be treated as if he or she had remained employed for service purposes for twelve months after the termination);

(3)	twelve months of medical, dental and life insurance coverage for the executive and dependents; and

(4)	the same outplacement services and prorated annual incentive compensation award provided under the CIC agreement.

The executive must sign a waiver and general release of claims and agree to one-year noncompetition and nonsolicitation covenants to receive any severance payments and other benefits.

If, in connection with the sale or transfer of an Olin business or assets to a third party or to a joint venture, the executive becomes an employee of the buyer or joint venture, the executive agreement continues to apply to any termination from the new employment for twelve months. Payments by Olin are reduced for any cash severance or similar benefits from such buyer or joint venture.

Treatment of Equity Awards

Retirement.    When an employee retires:

•	vested stock options may be exercised for the remaining option term,

•	vested but unpaid performance shares will be paid as specified in the performance share program, and

•	the retired employee receives a pro rata payout in cash of any unvested performance share award at such time it would otherwise be paid.

The committee has discretion to waive vesting periods for restricted stock and restricted stock units.

Change in Control.    On a change in control (as defined under the CIC agreement or applicable award):

•	all options vest (and in certain cases, convert to stock appreciation rights), and

•	all restricted stock, restricted stock units and performance share awards vest and are paid.

Pension Plans

Qualified Plan.    The Qualified Plan provides that if, within three years after a change in control (as defined in the Qualified Plan), any corporate action is taken or filing made in contemplation of events such as a plan termination or merger or other transfer of assets or liabilities of the plan, and such event later takes place, plan benefits automatically increase to absorb any surplus plan assets. Under the Qualified Plan, a change in control occurs if:

(1)	a person or entity acquires control of 20% or more of our common stock,

(2)	a majority of our board members change in a two-year period (other than new members nominated by at least 2/3 of the then-current board),

(3)	all or substantially all of our business is sold through a merger or other transaction unless Olin is the surviving corporation or our shareholders own more than half of the voting interest of the new company, or

(4)	our shareholders approve a sale of all or substantially all of our assets or the dissolution of Olin.

Supplemental Plan.    In the event of a change in control (as defined in the Supplemental Plan), we will pay each eligible employee a cash amount sufficient to purchase an annuity that provides the monthly after tax benefit the employee would have received under the Supplemental Plan (based on benefits accrued as of the change in control). The Supplemental Plan defines a change in control in a manner compliant with Code Section 409A.

Senior Plan.    In the event of a change in control (as defined in the Supplemental Plan), the Senior Plan pays qualified executives a cash amount sufficient to purchase an annuity that provides the after-tax benefit the employee would have received under the Senior Plan (based on benefits accrued as of the change in control).

DIRECTOR COMPENSATION

In 2008, our compensation package for non-employee directors consisted of:

•

an annual retainer of $40,000 of which at least $25,000 must be taken in shares of common stock (with an aggregate fair market value of that amount, based upon the average high and low sale prices on February 14, 2008);

•	phantom stock units with an aggregate fair market value equal to $65,000 (based upon the average high and low sale prices on February 14, 2008) rounded to the nearest 100 shares;

•	a fee of $2,000 for each board meeting and each committee meeting attended;

•	a $25,000 annual fee for the Lead Director;

•	a $10,000 annual fee for the chair of each of the Audit, Compensation and Directors and Corporate Governance Committees (which will increase to $15,000 in 2009 for the Audit Committee chair);

•	reimbursement for expenses incurred in the performance of their duties as directors;

•

participation in our charitable gift program available to all salaried employees, where we make a 50% matching contribution (up to $5,000 per year) for the director’s gifts to certain eligible charities; and

•	director liability insurance, personal excess liability coverage of $5 million per director, and coverage under our business travel accident insurance policy while on Olin business.

The table below shows all cash and stock retainers, meeting fees and other compensation we paid to each of our non-employee directors during 2008. Each of the directors listed below served for the entire year, other than Ms. Kamsky who resigned effective April 24, 2008, Mr. Ruggiero, who resigned effective June 30, 2008, and Mr. Smith, who was elected to the Board effective August 21, 2008.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards (1) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation (2) ($) (g)	Total ($) (h)
Donald W. Bogus	$53,000	$90,176	N/A	N/A	N/A	$7,354	$150,530

C. Robert Bunch	$0	$143,253	N/A	N/A	N/A	$20,627	$163,880

Virginia A. Kamsky	$25,000	$90,176	N/A	N/A	N/A	$2,180	$117,356

Randall W. Larrimore	$81,000	$90,176	N/A	N/A	N/A	$36,449	$207,625

John M.B. O’Connor	$0	$143,232	N/A	N/A	N/A	$15,138	$158,370

Richard M. Rompala	$106,000	$90,176	N/A	N/A	N/A	$51,744	$247,920

Anthony W. Ruggiero	$21,000	$90,176	N/A	N/A	N/A	$10,366	$121,542

Philip J. Schulz	$69,000	$90,176	N/A	N/A	N/A	$17,094	$176,270

Vincent J. Smith	$19,000	$22,853	N/A	N/A	N/A	$0	$41,853

(1)	This column represents the grant date fair value of 2008 stock awards to directors. These stock awards are deferred as stock units. A director can elect to defer additional portions of his or her compensation in stock units as well. Since deferred stock units may be settled in cash at the director’s option after retirement from the board, for purposes of FAS 123R, the initial valuation is re-estimated at the end of each reporting period based on a more recent stock price. As a result, the dollar amount Olin recognized for financial statement reporting purposes in 2008 for deferred stock units granted in 2008 and for prior years will differ from the amount set forth above. The actual value we recognized for financial reporting purposes in our 2008 income statement for 2008 stock awards to directors was $122,775 for Mr. Bunch, $122,158 for Mr. O’Connor, $25,229 for Mr. Smith, and $75,633 for each of the other directors. The following table lists the phantom stock units held by each director in his or her deferred stock account at December 31, 2008 (payable upon the director’s retirement from our board, or a later date selected by the director, in cash or stock at the director’s election):

Name	Total Deferred Stock Account Balance (in Shares)*
Donald W. Bogus	9,192
C. Robert Bunch	21,309
Virginia A. Kamsky	0
Randall W. Larrimore	38,548
John M.B. O’Connor	20,631
Richard M. Rompala	63,598
Anthony W. Ruggiero	12,592
Philip J. Schulz	15,499
Vincent J. Smith	1,034

*	Total includes stock awards of the type listed in column (c) above, additional amounts a director elects to defer in stock units and dividend equivalents on stock units held in the deferred stock account.

(2)	Consists of (i) amounts we contributed to charity on behalf of directors under our matching charitable gifts program available to all employees, (ii) dividend equivalents Olin paid on phantom shares of common stock of Arch Chemicals, Inc. held by two directors under the Directors Plan (described below), and (iii) amounts recognized for financial reporting purposes under FAS 123R on Olin’s 2008 income statement for “dividend equivalents” paid to directors in 2008 on all Olin deferred stock units, as follows:

Name	Dividend Equivalents Paid on Deferred Stock Units
Donald W. Bogus	$7,354
C. Robert Bunch	$15,627
Virginia A. Kamsky	$2,180
Randall W. Larrimore	$30,839
John M.B. O’Connor	$15,138
Richard M. Rompala	$49,625
Anthony W. Ruggiero	$10,366
Philip J. Schulz	$12,094
Vincent J. Smith	0

Differences in the amounts shown above among Board members for dividend equivalents reflect the number of shares held as deferred stock units. Messrs. Bunch, O’Connor, Ruggiero and Schulz elected to receive their dividend equivalents in the form of additional deferred stock units, while the other directors elected to receive the dividend equivalent payments in cash (current or deferred). Does not include perquisites and other personal benefits which did not exceed, in the aggregate, $10,000 for any director.

In addition to the directors listed above, on December 11, 2008, the board elected Gray G. Benoist as a member of the board effective February 19, 2009, and he received no compensation during 2008.

The board of directors determines the total amounts of the annual retainer, meeting, lead director and board/committee chair fees, based on recommendations from the committee and input from Exequity. All stock-based compensation for our directors is governed by our Amended and Restated 1997 Stock Plan for Non-employee Directors, which we refer to as our “Directors Plan.”

The Directors Plan was modified at the end of 2008 to better coordinate timing of the payment of the annual stock grant, retainer stock grant and cash retainer with the terms of the directors. The payments for 2009 and later years will be shifted from a calendar year basis to a “director year”—12-month period running from May 1 to April 30. The first “director year” will be May 1, 2009 through April 30, 2010. The payments will be made on the second Thursday in May, after Olin’s annual shareholder meeting in April. In prior years, these payments were made on the second Thursday in February. Because this shift in payment date leaves a gap in compensation coverage for the period from January 1, 2009 through April 30, 2009, the Directors Plan provides for one-time pro-rata grants in February of 2009 of $5,000 in cash plus two awards of Olin common stock:

(i)	one award includes phantom stock units with an aggregate fair market value equal to $21,667, rounded to the nearest 100 shares, and

(ii)	the second award consists of shares with an aggregate fair market value of $8,333.

Under the Directors Plan, directors may choose to receive common stock instead of cash for any portion of their compensation. Directors may also elect to defer payments (cash or stock). We credit their deferred accounts with quarterly interest (on the cash portion) and with dividend equivalents (on the phantom stock portion). Phantom stock units are paid out in shares of our common stock or, at the director’s election, in cash. We also pay the balance of any deferred account to the director if there is a change in control—generally if:

•	a person or group acquires 40% or more of our assets, 30% or more of our stock, or a majority of the market value or voting power of our stock, or

•	a majority of our board members are not endorsed by the directors in office at the time of election.

Two directors held shares of Olin common stock in their deferred accounts under the Directors Plan at the time of the spin-off of Arch Chemicals, Inc. on February 8, 1999. Those directors received “phantom” shares of common stock of Arch Chemicals, Inc. as a dividend distribution in connection with the spin-off. The Arch Chemicals, Inc. phantom shares are payable only in cash, unless a director transfers the Arch Chemicals, Inc. phantom shares into his Olin common stock account before he leaves our board.

We have stock ownership guidelines for our non-employee directors that require each such director to own shares of our common stock with a market value of at least five times the amount of the annual retainer, within five years after the director joins our board. Each non-employee director currently meets the guidelines, or, in the case of directors who joined the board in the past five years, are expected to meet the guidelines in a timely manner.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, recommends that it be included in Olin’s annual report on Form 10-K and Proxy Statement for the 2009 Annual Shareholder Meeting.

Richard M. Rompala, Chairman

Donald W. Bogus

C. Robert Bunch

Randall W. Larrimore

Vincent J. Smith

February 18, 2009

ITEM 2—PROPOSAL TO APPROVE 2009 LONG TERM INCENTIVE PLAN

The board of directors proposes that the shareholders approve the Olin Corporation 2009 Long Term Incentive Plan, or 2009 LTIP, as adopted by the board on February 19, 2009.

The principal features of the 2009 LTIP are summarized below. The summary is not intended to be a complete description of the 2009 LTIP, and you should review the entire 2009 LTIP, a copy of which is included in this Proxy Statement as Appendix A.

General Nature and Purpose

The principal purposes of the 2009 LTIP are to (a) attract and retain employees, (b) provide competitive compensation packages to participants, (c) motivate participants to achieve long-range goals, and (d) further align participants’ interests with those of Olin’s shareholders.

Under the 2009 LTIP, a maximum of 3,000,000 shares of Olin common stock, referred to as common stock in this summary, is authorized for issuance upon exercise or granting of options, stock appreciation rights (SARs), restricted stock, restricted stock units, performance shares and other stock-based awards (collectively, “awards”). In addition, a maximum of 1,500,000 shares may be “full value awards” (restricted stock, restricted stock units, performance shares and other full value stock-based awards). As of January 31, 2009, there were approximately thirty employees who would be eligible to participate in the 2009 LTIP.

Performance-Based Awards

Section 162(m) of the Code denies the deduction for certain compensation in excess of $1 million per year paid by a public company to the Chief Executive Officer and the four highest compensated officers other than the CEO. Certain types of compensation, including compensation based on performance measures, are excluded from this deduction limit. In order for compensation to qualify for this exception, among other things, (i) the compensation plan must provide for a limit on the compensation to be paid to each executive and (ii) the performance measures must be disclosed to and approved by shareholders in a separate vote prior to payment. As discussed below, the 2009 LTIP provides for limits on the amount of awards to be paid to any participant.

The 2009 LTIP provides that awards designated by the committee as being performance-based shall have as performance measures one or more of the following:

•	pre-tax profit,

•	earnings per share,

•	economic value added (EVA),

•	cash flow (including operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment),

•	net income or net earnings (before or after taxes),

•	operating profit,

•	return measures (such as return on equity, capital, invested capital, assets, net assets, revenue, or sales),

•	earnings before interest, taxes, depreciation and amortization (EBITDA),

•	revenues,

•	share price (including growth measures and total shareholder return),

•	net sales or revenue growth,

•	productivity ratios,

•	expense targets,

•	margins (including gross and operating margins),

•	operating efficiency,

•	market share,

•	customer satisfaction, and

•	working capital targets and changes in working capital.

EVA is a registered trademark of Stern Stewart & Company.

Administration

The board designated the compensation committee to administer the 2009 LTIP. The committee has full power to interpret the 2009 LTIP, including to determine eligibility for awards, and to adopt rules, forms and guidelines under the 2009 LTIP. Each member of the committee must be (i) a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act (“Rule 16b-3”), (ii) an “outside director” for purposes of Section 162(m) of the Code, and (iii) “independent” under the New York Stock Exchange listing criteria. The full board also may elect to take any action under the 2009 LTIP that would otherwise be the responsibility of the committee. The committee may delegate partial or full authority to one or more members of Olin’s management under the 2009 LTIP, with respect to eligible employees who are not “officers” for purposes of Section 16(b) of the Exchange Act.

Subject to the terms and conditions of the 2009 LTIP, the committee has the authority to select the employees to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take other actions necessary or advisable for the administration of the 2009 LTIP (other than to reprice outstanding options). The committee may at any time suspend or terminate the 2009 LTIP. Shareholder approval is required to reprice options. Shareholder approval is also required to increase the maximum number of shares subject to awards or other award limits or to reduce the minimum option exercise price, except that the committee is allowed to make appropriate proportionate adjustments for stock dividends, stock splits or similar events as allowed in Section 4(b) of the 2009 LTIP.

Eligibility

Awards under the 2009 LTIP may be granted to employees of Olin (or any current or future subsidiaries) selected by the committee for participation in the 2009 LTIP.

Awards

The 2009 LTIP provides that the committee will specify the type, terms and conditions of the award. Each award may be set forth in a separate agreement with the person receiving the award.

The 2009 LTIP provides that

•	awards covering not more than 3,000,000 shares may be granted under the 2009 LTIP,

•	no more than 1,500,000 shares may be subject to full value awards (restricted stock, restricted stock units, performance shares and other full value stock-based awards),

•	no more than 500,000 shares may be subject to options granted to any one individual in a calendar year,

•	no more than 500,000 shares may be subject to SARs granted to any one individual in a calendar year,

•	no more than 500,000 shares may be subject to restricted stock and restricted stock units granted to any one individual in a calendar year,

•	no more than 500,000 shares may be subject to performance shares granted to any one individual in a calendar year, and

•	no more than 500,000 shares may be subject to other stock-based awards granted to any one individual in a calendar year.

Shares exchanged or withheld to pay the purchase or exercise price of an award (including shares withheld to satisfy the exercise price of a stock appreciation right settled in stock) or to satisfy tax withholding obligations count against the numerical limits.

The 2009 LTIP allows for grants of options, or the right to purchase common stock at a specified price. Options may be non-qualified stock options (NQSOs) or Incentive Stock Options (ISOs). No option exercise price may be less than the fair market value on the date of grant, which, unless the committee determines otherwise, is the closing price of Olin stock on such date. The closing price of Olin stock as of February 27, 2009 was $10.44. The option will become exercisable (at the discretion of the committee) in one or more installments on or after the grant date, subject to the participant’s continued employment with Olin.

ISOs will be designed to comply with certain restrictions contained in the Code. ISOs may be subsequently modified to disqualify them from treatment as ISOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of Olin, the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant, and the ISO must expire no later than the fifth anniversary of the date of its grant.

Restricted stock refers to stock that is subject to risk of forfeiture or other restrictions as the committee determines. Such restrictions will lapse under such circumstances as the committee may determine, including upon the achievement of performance criteria referred to above. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until the restrictions (if any) are removed or expire. Recipients of restricted stock may have voting rights and receive dividends paid with respect to such stock prior to the time when the restrictions lapse, as determined by the committee.

A restricted stock unit entitles the holder to receive shares of common stock or cash at the end of a specified deferral period but does not entitle the holder to any voting rights. If the committee determines, holders of unvested restricted stock units may receive dividends or dividend equivalent payments.

The committee may issue shares of restricted stock or restricted stock units up to an aggregate 5% of the total number of shares available for issuance under this plan without any minimum vesting period. Grants of restricted stock and restricted stock units above that level must include a minimum one-year vesting period for performance-based grants and a minimum three-year vesting period for grants without any performance-based component.

Performance shares provide for future issuance of shares to the recipient upon the attainment of corporate performance goals established by the committee over specified performance periods. Prior to payment of performance shares the committee will certify that the performance objectives were satisfied. Performance objectives may vary from individual to individual and will be based upon one or more performance criteria the committee may deem appropriate, including the criteria described above.

SARs may be granted in connection with stock options or separately, and are payable in cash. The term of a SAR may not exceed ten years. A SAR entitles the holder to receive with respect to each share subject to the SAR, an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the exercise price of the SAR set by the committee as of the date of grant. Except as required by Section 162(m), there are no restrictions specified in the 2009 LTIP on the amount of gain realizable from the exercise of SARs, although restrictions may be imposed by the committee.

Dividend equivalents represent the value of any dividends per share paid by Olin, calculated with reference to the number of shares covered by the awards held by the participant. This value is converted into cash or additional shares of common stock, as determined by the committee. Payment may be made concurrently with actual dividend payments or may be deferred, at the election of the committee.

The committee may make other stock-based awards in such amounts and subject to such terms and conditions as the committee shall determine.

General

Method of Exercise.    To exercise an option, the optionee must deliver to Olin a notice of exercise and full payment for the shares. The option price may be paid in cash, or by tendering shares of common stock already issued or issuable upon exercise of the option or by any other form of payment, which is approved by the committee and is consistent with the 2009 LTIP and applicable law, or by any combination of the above.

Termination of Employment.    Awards terminate upon termination of the participant’s employment by Olin for cause or by the employee without Olin’s written consent. Vested options held at the time an optionee’s employment terminates for any other reason (excluding retirement) may be exercised for three months after termination, or such longer period as the committee provides. Vested options held at the time an optionee’s employment terminates due to retirement may be exercised at any time until the expiration date of the option, or such shorter period as the committee provides at the time of the termination. In no event, however, can an option be extended beyond the expiration date.

Non-Compete.    If a participant renders service to a competitor of Olin, or discloses confidential information without Olin’s consent, or violates other terms of the 2009 LTIP, generally the committee may terminate any unvested, unpaid or deferred awards held by the participant, or may require the participant to forfeit benefits received under the 2009 LTIP within the six months prior to such action.

Non-Transferability.    Options may be transferred only by will or by the laws of descent and distribution, and during a participant’s lifetime are exercisable only by the participant. However, the committee may in its discretion permit transfers by gift to a member of the holder’s family members or related entities or pursuant to certain domestic relations orders.

Acceleration of Awards.    The vesting of awards will be accelerated in the event of a Change in Control of Olin. A “Change in Control” occurs if:

•

the incumbent directors (or their successors approved by at least two-thirds of the incumbent directors) cease to constitute at least a majority of the members of the board of directors (except directors initially added to the board as a result of a threatened election contest);

•

a person or group of persons other than Olin, a subsidiary, employee benefit plan (or related trust) of Olin or a subsidiary, the participant or any group including the participant, or an underwriter on a temporary basis, becomes the beneficial owner (as that term is defined under Rule 13d-3 of the Exchange Act), of 20% or more of Olin’s then-outstanding voting stock;

•

Olin or a subsidiary consummates a merger or similar transaction or sells all or substantially all of its assets to an unaffiliated entity, unless immediately following such transaction: (1) more than 50% of the total voting power of the surviving entity or of the acquiring entity is represented by Olin common stock or securities into which such shares were converted, (2) no person (other than an employee benefit plan sponsored or maintained by the surviving entity or the acquiring entity) becomes the beneficial owner of 20% or more of the total voting power and (3) at least a majority of the members of the board of directors (or similar body) of the surviving entity or the acquiring entity were incumbent directors of Olin’s board at the time Olin’s board approved the initial agreement for such transaction; or

•	Olin’s shareholders approve a plan of complete liquidation or dissolution of Olin.

If a participant in the 2009 LTIP is subject to excise tax on any benefits or payments received under the 2009 LTIP as a result of the “parachute tax” provisions of the Code, Olin will compensate him or her for such excise tax unless a compensating payment for excise tax on benefits under the 2009 LTIP is made under another benefit or employment plan or agreement.

ERISA.    The 2009 LTIP is neither a qualified pension, profit sharing or stock bonus plan under Section 401(a) of the Code nor an “employee benefit plan” subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Adjustments Upon Change in Capitalization.    If the outstanding shares of common stock are changed into or exchanged for a different number or kind of shares of Olin or other securities of Olin by reason of merger, consolidation, recapitalization, stock split, stock dividend, combination or exchange of shares, split-up, split-off, spin-off or other similar change in capitalization or any distribution to shareholders other than cash dividends, the committee will make an appropriate and equitable adjustment in the number, kind and prices of shares as to which all outstanding awards will be awarded, including adjustments to the limitations on the maximum number and kind of shares subject to the award limits.

Changes from 2006 LTIP.    The 2009 LTIP is modeled after our current 2006 LTIP, approved by shareholders at the 2006 annual meeting. Changes from the 2006 LTIP include:

•	decreases or increases in the various caps imposed on different types of awards, based on changes in our incentive programs over the last three years,

•	granting the committee more flexibility in granting awards, including the authority to make other stock-based awards that are not expressly defined in the 2009 LTIP; and

•	updating the performance measures that the committee may use for granting performance-based compensation.

Benefits Under 2009 LTIP

No awards have been granted under the 2009 LTIP, so that benefits accruing pursuant to the 2009 LTIP are not presently determinable.

Federal Income Tax Consequences

We believe that under present law, the following discussion summarizes the U.S. federal income tax consequences generally arising with respect to awards under the 2009 LTIP.

Stock Options.    The grant of a NQSO is not a taxable event either for the optionee or for Olin. Upon exercise of a NQSO, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock acquired upon exercise, determined at the date of exercise, over the exercise price of such option. Olin will be entitled to a business expense deduction equal to such amount.

An optionee recognizes no taxable income upon the grant or exercise of an ISO, although payment of the option price with shares of common stock may result in taxable income on the transfer of the shares. The payment in shares will not affect the favorable tax treatment of the common stock received as a result of exercising the option. If an optionee meets the various holding period requirements, any gain or loss on the subsequent disposition of such common stock will be taxed to the optionee as long-term capital gain or loss. To the extent that an optionee recognizes ordinary income by reason of failing to meet those requirements, Olin will be entitled to a corresponding business expense deduction.

Restricted Stock and Restricted Stock Units.    A holder of restricted stock generally will recognize ordinary income in an amount equal to the fair market value of the common stock upon lapse of the restrictions. A holder of restricted stock units generally will recognize ordinary income in an amount equal to the fair market value of the common stock upon issuance of the shares (or upon receipt of the cash payment, in amount equal to the cash payment, if the restricted stock units are settled in cash). Subject to Section 162(m), Olin is entitled to a business expense deduction that corresponds to the amount of ordinary income recognized by the holder.

Stock Appreciation Rights.    Generally, the holder of a stock appreciation right recognizes no income upon the grant of a SAR. Upon exercise, the holder will recognize as ordinary income the excess of the value of the SAR on the date of exercise over the value as of the date of grant. Olin is entitled to a business expense deduction that corresponds to the amount of ordinary income recognized by the holder.

Dividend Equivalents and Deferred Payments of Restricted Stock.    In general, dividend equivalents and deferred payments of restricted stock are taxable upon receipt. Subject to Section 162(m), Olin is entitled to a business expense deduction that corresponds to the amount of ordinary income recognized by the recipient.

Payment of Withholding Taxes

Olin may withhold, or require a participant to remit to Olin, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with awards under the 2009 LTIP. Recipients of awards may elect, subject to the approval of the committee, to satisfy the withholding requirement by having Olin withhold shares.

Vote Required for Approval

The affirmative vote of the holders of a majority of the votes cast on this proposal, provided that the total votes cast on the proposal represent over 50% of the outstanding shares of Olin common stock, is required to approve the adoption of the 2009 LTIP. Unless otherwise instructed, proxies will be voted FOR approval of adoption of the 2009 LTIP. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Under applicable NYSE rules, abstentions and broker non-votes will be counted as being entitled to vote on the proposal to approve the 2009 LTIP. Abstentions will be treated as votes cast on this proposal, but broker non-votes will not be treated as votes cast on this proposal. As a result, broker non-votes will have no effect on the proposal to approve the 2009 LTIP, provided that the total vote cast on this proposal represents over 50% of the number of shares entitled to vote on this proposal. Abstentions will have the same effect as a vote against the proposal to approve the 2009 LTIP.

The board recommends a vote FOR approval of the 2009 Long Term Incentive Plan.

Equity Compensation Plan Information

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a) (1)
Equity compensation plans approved by security holders(2)	3,061,045	(3)	$19.11	(3)	2,417,534	(5)
Equity compensation plans not approved by security holders(4)	N/A	(4)	N/A	(4)	N/A	(4)

Total	3,061,045		$19.11	(3,4)	2,417,534

(1)	Number of shares is subject to adjustment for changes in capitalization for stock splits and stock dividends and similar events.
(2)	Consists of the 2000 Long Term Incentive Plan, the 2003 Long Term Incentive Plan, the 2006 Long Term Incentive Plan and the 1997 Stock Plan for Non-employee Directors. Does not include information about the equity compensation plans listed in the table below, which have expired. No additional awards may be granted under those expired plans. As of December 31, 2008:

Plan Name	Expiration Date	Number of Securities Issuable Under Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Term
Olin 1991 Long Term Incentive Plan	4/30/01	236,725	$18.97	1.1 years
1996 Stock Option Plan for Key Employees of Olin Corporation and Subsidiaries	1/25/06	762,971	$19.24	1.7 years

(3)	Includes:

•	2,347,313 shares issuable upon exercise of options with a weighted average exercise price of $19.11, and a weighted average remaining term of 6.7 years,

•	159,976 shares issuable under restricted stock unit grants, with a weighted average remaining term of 1.78 years,

•	361,950 shares issuable in connection with outstanding performance share awards, with a weighted average term of 1.12 years remaining in the performance measurement period, and

•	191,806 shares under the 1997 Stock Plan for Non-employee Directors which represent stock grants for retainers, other board and committee fees, and dividends on deferred stock under the plan.

(4)	Does not include information about equity compensation plans assumed in connection with the acquisition of Chase Industries Inc. (Chase) in September 2002 by merger. No additional awards may be granted under those assumed plans. As of December 31, 2008, options for a total of 18,351 shares, with a weighted average exercise price of $11.18 per share, and a weighted average remaining term of 1.41 years, were outstanding under the various plans assumed in connection with that acquisition.
(5)	Does not include information about the proposed 2009 Long Term Incentive Plan being submitted for shareholder approval at the annual meeting. No awards have been made under that plan.

ITEM 3—PROPOSAL TO RATIFY APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP was our independent registered public accounting firm for 2008 and 2007. A summary of the KPMG fees by year follows:

	Fees ($ in thousands)
	2008			2007
Nature of Service	$		%	$		%
Audit Fees(1)	$1,579		86%	$1,887		86%
Audit Related Fees	263	(2)	14	300	(3)	14
Tax Fees
Tax Compliance	—		—	—		—
Tax Consultation and Planning	—		—	—		—
All Other Fees	—		—	—		—

	$1,842		100%	$2,187		100%

(1)	Includes costs associated with the annual audit, including quarterly financial reviews, services required under Section 404 of the Sarbanes-Oxley Act, statutory audits, comfort letters, attest services, consents and assistance with and review of filings with the SEC.
(2)	Costs include services related to agreed upon procedures performed related to the sale of the Metals Division.
(3)	Costs include services related to the carve out audit of the Metals Division.

Our audit committee has a policy that all audit services by any independent registered public accounting firm and all non-audit services performed by our independent registered public accounting firm are subject to pre-approval by the audit committee at each scheduled meeting. The policy includes specific procedures for approval of such services. Excerpts from this policy follow:

Olin’s audit committee is solely responsible for pre-approving all audit services by any independent registered public accounting firm and all non-audit services performed by Olin’s independent registered public accounting firm. The process for such approval is as follows:

•

The annual budget for all such services will be submitted to the committee for approval in the first quarter of each year. The budget submission will include details of actual expenditures for each audit and non-audit service for the prior year versus the prior year budget and estimated spending for services in the current year. The budget will also provide for certain specific services that will be pre-approved within a limited dollar range per service. These pre-approved services are also subject to an annual spending cap.

•

At each subsequent audit committee meeting, the budget will be updated for changes in estimated spending involving previously approved services. The budget will also be updated to include any new services identified by operations management that need to be submitted for approval.

•

Any services not detailed in the budget or on the list of specific pre-approved services must be approved by the committee. In the event that approval is needed for a service in advance of a regularly scheduled audit committee meeting, the Chair of the committee is authorized to approve the service and report such approval to the other committee members at the next regularly scheduled committee meeting.

In 2008, the audit committee pre-approved all audit and audit-related services.

Who has the audit committee selected as Olin’s independent registered public accounting firm for 2009?

Olin’s audit committee is solely responsible for hiring and compensating the Company’s independent registered public accounting firm. After considering KPMG’s 2008 performance and their proposed audit plan for 2009, the committee has selected KPMG as our independent registered public accounting firm for 2009.

Is a shareholder vote required to approve Olin’s independent registered public accounting firm?

Neither Virginia law nor our Bylaws require us to submit this matter to the shareholders at the annual meeting. However, the board and audit committee chose to submit it to the shareholders to ascertain their views.

Will I have an opportunity to hear from KPMG and ask them questions?

We expect representatives of KPMG to be present at the annual meeting. They will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

How many votes are required to ratify the appointment of KPMG as Olin’s independent registered public accounting firm for 2009?

To ratify the appointment of KPMG as Olin’s independent registered public accounting firm for 2009, the votes cast in favor of this proposal must exceed the votes cast in opposition to this proposal. Abstentions and shares held in street name that are not voted on this proposal will not be included in determining the number of votes cast on this proposal and will not affect the vote on this proposal. If the shareholders’ ratification vote does not support the audit committee’s decision to appoint KPMG as Olin’s independent registered public accounting firm for 2009, the audit committee will take the vote into consideration in making next year’s selection.

How does the board recommend we vote?

The board recommends that you vote FOR ratification of the appointment of KPMG as our independent registered public accounting firm for 2009.

Appendix A

OLIN CORPORATION

2009 LONG TERM INCENTIVE PLAN

Section 1. Purpose.

The general purposes of the Olin Corporation 2009 Long Term Incentive Plan are to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align Participants’ interests with those of other shareholders of Olin Corporation through compensation that is based on Olin’s common stock; and thereby promote the long-term financial interest of Olin and its Affiliates, including growth in the value of Olin’s equity and enhancement of long-term shareholder return.

Section 2. Definitions.

As used in the Plan:

(a) “Accounting Firm” means KPMG LLP or such other nationally recognized certified public accounting firm as may be designated by the Participant.

(b) “Affiliate” means any corporation, partnership, joint venture or other entity during any period in which Olin owns, directly or indirectly, at least 50% of the total voting or profits interest.

(c) “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Other Stock-Based Award or Dividend Equivalent granted under the Plan.

(d) “Award Agreement” means any written or electronic agreement or other instrument or document evidencing an Award granted under the Plan, regardless of whether a Participant signature is required.

(e) “Board” means the Board of Directors of Olin.

(f) “Change in Control” means the occurrence of any of the following events:

(i) the Incumbent Directors cease for any reason to constitute at least a majority of the Board; or

(ii) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Olin representing 20% or more of the combined voting power of the Olin Voting Securities; provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control if such event results from any of the following: (A) the acquisition of Olin Voting Securities by Olin or any of its subsidiaries, (B) the acquisition of Olin Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by Olin or any of its subsidiaries, (C) the acquisition of Olin Voting Securities by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) the acquisition of Olin Voting Securities pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), or (E) the acquisition of Olin Voting Securities by the Participant or any group of persons including the Participant (or any entity controlled by Participant or any group of persons including the Participant); or

(iii) the consummation of a Reorganization or a Sale, unless immediately following such Reorganization or Sale: (1) more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (x) Olin (or, if Olin ceases to exist, the entity resulting from such Reorganization), or, in the case of a Sale, the entity which has acquired all or substantially all of the assets of Olin (in either case, the “Surviving Entity”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”), is represented by Olin Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Olin Voting Securities were converted pursuant to such Reorganization or Sale), (2) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the Parent Entity), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the outstanding voting securities of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and (3) at least a majority of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the approval by the Board of the execution of the initial agreement providing for such Reorganization or Sale, Incumbent Directors (any Reorganization or Sale which satisfies all of the criteria specified in (1), (2) and (3) above being deemed to be a “Non-Qualifying Transaction”); or

(iv) the stockholders of Olin approve a plan of complete liquidation or dissolution of Olin.

Notwithstanding the foregoing, if any person becomes the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of Olin Voting Securities solely as a result of the acquisition of Olin Voting Securities by Olin which reduces the number of Olin Voting Securities outstanding, such increased amount shall be deemed not to result in a Change in Control; provided, however, that if such person subsequently becomes the beneficial owner, directly or indirectly, of additional Olin Voting Securities that increases the percentage of outstanding Olin Voting Securities beneficially owned by such person, a Change in Control shall then be deemed to occur.

(g) “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(h) “Committee” means a committee of the Board designated by the Board to administer the Plan, each member of which is (i) “independent” under the New York Stock Exchange listing criteria, (ii) an “outside director” for purposes of Section 162(m) of the Code and (iii) a “non-employee director” for the purpose of Rule 16b-3, and, to the extent the Committee delegates authority to one or more individuals in accordance with the Plan, such individual(s).

(i) “Dividend Equivalent” means any right granted under Section 6(c)(ii) of the Plan.

(j) “Effective Date” means the date this Plan is approved by Olin’s shareholders.

(k) “Employee” means any employee of Olin or of an Affiliate designated as such on the applicable payroll records, regardless of whether an individual is subsequently retroactively reclassified as a common law employee of Olin or an Affiliate during the applicable period.

(l) “Exchange Act” means the Securities Exchange Act of 1934.

(m) “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(n) “Fair Market Value” means, (i) with respect to shares of Olin common stock, a price that is based on the opening, closing, actual, high, low, average or mean selling prices of such common stock on the New York Stock Exchange as of the relevant date, or the last preceding trading date or the next succeeding trading date, if such Shares were not traded on such date, or an average of trading days, as determined by the Committee in its discretion; however, unless the Committee determines otherwise, Fair Market Value with respect to shares of Olin common stock shall mean the closing price at which such common stock was last sold on the New York Stock Exchange as of the relevant date, or the last preceding trading date, if such Shares were not traded on such date, and, (ii) with respect to any other property (including, without limitation, securities other than Shares), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(o) “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationship, or any person sharing the Participant’s household, other than a tenant or employee.

(p) “Gross Fair Market Value” means the value of assets determined without regard to any liabilities associated with such assets.

(q) “Gross-Up Payment” means, in the event an Excise Tax is imposed on a payment under this Plan, an additional payment in an amount such that, after payment by the Participant of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such payments.

(r) “Group” means persons acting together for the purpose of acquiring Olin stock and includes owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Olin. If a person owns stock in both Olin and another corporation that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such person is considered to be part of a Group only with respect to ownership prior to the merger or other transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time, or as a result of the same public offering.

(s) “Incentive Stock Option” means an option to purchase Shares granted under the Plan that is intended to meet the requirements of Section 422 of the Code.

(t) “Incumbent Directors” means those individuals who, on the Effective Date, constitute the Board; provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved (either by a specific vote or by approval of the proxy statement of Olin in which such person is named as a nominee for director, without written objection to such nomination) by a vote of at least two-thirds of the directors who were, as of the date of such approval, Incumbent Directors, shall be an Incumbent Director; provided, however, that no individual initially appointed, elected or nominated as a director of Olin as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director.

(u) “Non-Qualified Stock Option” means an option to purchase Shares granted under the Plan that is not intended to be (or does not meet the requirements of) an Incentive Stock Option.

(v) “Non-Qualifying Transaction” has the meaning set forth in the definition of Change in Control.

(w) “Olin” means Olin Corporation and any successor entity.

(x) “Olin Voting Securities” means Olin’s then outstanding securities eligible to vote for the election of the Board.

(y) “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(z) “Other Stock-Based Awards” means other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares).

(aa) “Parent Entity” has the meaning set forth under the definition of Change in Control.

(bb) “Participant” means an Employee granted an Award under the Plan.

(cc) “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.

(dd) “Performance-Based Compensation” shall have the meaning as that term is used for purposes of Code Section 162(m).

(ee) “Performance Share” means any grant of a right to receive Shares which is contingent on the achievement of performance or other objectives during a specified period.

(ff) “Person” has the meaning of such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(gg) “Plan” means this Olin Corporation 2009 Long Term Incentive Plan.

(hh) “Released Securities” means securities that were Restricted Securities with respect to which all applicable restrictions imposed under the terms of the relevant Award have expired, lapsed or been waived or satisfied.

(ii) “Reorganization” means a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (i) Olin or (ii) any of its wholly owned subsidiaries pursuant to which, in the case of this clause (ii), Olin Voting Securities are issued or issuable.

(jj) “Restricted Securities” means Awards of Restricted Stock or other Awards under which outstanding Shares are held subject to certain restrictions.

(kk) “Restricted Stock” means any grant of Shares subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals related to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.

(ll) “Restricted Stock Unit” means the grant of a contractual right to receive a stated number of Shares in the future, or, if provided by the Committee on the Grant Date, cash equal to the Fair Market Value of such Shares, under the Plan at the end of a specified period of time or upon the occurrence of a specified event.

(mm) “Retirement” refers to retirement (including any early retirement) pursuant to any applicable retirement plan of Olin or of an Affiliate as provided under such retirement plan and which retirement was not caused by the Participant being terminated for cause by Olin or any Affiliate.

(nn) “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor rule.

(oo) “Sale” (when the term is capitalized) means the sale or other disposition of all or substantially all of the assets of Olin to an entity that is not an Affiliate of Olin.

(pp) “Shares” means the common stock of Olin and such other securities or property as may become the subject of Awards pursuant to an adjustment made under Section 4(b) of the Plan.

(qq) “Stock Appreciation Right” or “SAR” means any such right granted under Section 6(b) of the Plan.

(rr) “Surviving Entity” has the meaning set forth under the definition of Change in Control.

(ss) “Underpayment” shall have the meaning set forth in Section 9(d).

(tt) “409A Change in Control of Olin” means the occurrence of any of the following events:

(i) any person or Group acquires ownership of Olin’s stock that, together with stock held by such person or Group, constitutes more than 50% of the total fair market value or total voting power of Olin’s stock, (including an increase in the percentage of stock owned by any person or Group as a result of a transaction in which Olin acquires its stock in exchange for property, provided that the acquisition of additional stock by any person or Group deemed to own more than 50% of the total fair market value or total voting power of Olin’s stock on January 1, 2005, shall not constitute a 409A Change in Control); or

(ii) any person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Group) ownership of Olin stock possessing 30% or more of the total voting power of Olin stock; or

(iii) a majority of the members of Olin’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Olin’s Board prior to the date of the appointment or election; or

(iv) any person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Group) assets from Olin that have a total Gross Fair Market Value equal to 40% or more of the total Gross Fair Market Value of all Olin assets immediately prior to such acquisition or acquisitions, provided that there is no 409A Change in Control when Olin’s assets are transferred to:

(A) a shareholder of Olin (immediately before the asset transfer) in exchange for or with respect to Olin stock;

(B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by Olin;

(C) a person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of all outstanding Olin stock; or

(D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

For purposes of the above sub-paragraph (iv), a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which Olin has no ownership interest before the transaction, but which is a majority-owned subsidiary of Olin after the transaction is not a 409A Change in Control.

Section 3. Administration.

(a) Powers of Committee. The Plan shall be administered by the Committee which shall have full and exclusive discretionary power to interpret the terms and conditions of the Plan and any Award Agreement or other agreement or document ancillary to or in connection with the Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments and guidelines for administering this Plan as the Committee may deem necessary or proper. Without limiting such authority, the Committee may: (i) designate Participants; (ii) determine the Awards to be granted to Participants; (iii) determine the number of Shares (or securities convertible into Shares) to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards, or other property, or canceled, substituted, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, substituted, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and guidelines and appoint such agents as it shall deem appropriate for the administration of the Plan; and (ix) make any other determination and take any other action that it deems necessary or desirable for such administration.

(b) Committee Discretion. All designations, determinations, interpretations and other decisions with respect to the Plan or any Award shall be within the sole discretion of the Committee and shall be final, conclusive and binding upon all Persons, including Olin, any Affiliate, any Participants, any holder or beneficiary of any Award, any shareholder and any employee of Olin or of any Affiliate. The Committee’s powers include the adoption of modifications, amendments, procedures, subplans and the like as are necessary to comply with provisions of the laws of other countries in which Olin or an Affiliate may operate in order to assure the viability of Awards granted under the Plan and to enable Participants employed in such other countries to receive benefits under the Plan and such laws.

(c) Board Authority. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

(d) Delegation. Notwithstanding any provision of the Plan to the contrary, except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate to one or more officers or managers of Olin or any Affiliate, or a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify, waive rights or conditions with respect to, alter, discontinue, suspend, or terminate Awards held by, Employees who are not officers or directors of Olin for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, provided that no such action shall result in repricing of Options prohibited by Section 3(e).

(e) Prohibition on Option Repricing. Except in connection with a corporate transaction involving Olin (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Option or SAR without shareholder approval. Any such adjustment shall be made in accordance with Treasury Regulation Section 1.409A-1(b)(5)(v).

Section 4. Shares Available for Awards.

(a) Shares Available. Subject to adjustment as provided in Section 4(b) of the Plan, the aggregate number of Shares available for granting Awards under the Plan shall be 3,000,000.

(b) Adjustments. In the event of any change in the Shares by reason of an event or transaction described in Section 3(e) of the Plan, (i) the numbers, class and prices of Shares covered by outstanding Awards under the Plan, (ii) the aggregate number and class of Shares available under the Plan, and (iii) the numbers and class of Shares that may be the subject of Awards pursuant to Section 4(c), shall be adjusted by the Committee, whose determination shall be conclusive.

(i) Without limiting the foregoing, in the event of any split-up, split-off, spin-off or other distribution to shareholders of shares representing a part of Olin’s business, properties and assets, the Committee may modify an outstanding Award so that such Award shall thereafter relate to Shares of Olin and shares of capital stock of the corporation owning the business, properties and assets so split-up, split-off, spun-off or otherwise distributed to shareholders of Olin in the same ratio in which holders of the Shares became entitled to receive shares of capital stock of the corporation owning the business, properties and assets so split-up, split-off or spun-off or otherwise distributed.

(ii) With respect to Awards of Incentive Stock Options, no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422 of the Code or any successor provision thereto, unless the holder of such Award of Incentive Stock Options agrees to convert such options to Non-qualified Stock Options.

(iii) Notwithstanding the foregoing, a Participant to whom Dividend Equivalents or dividend units have been awarded shall not be entitled to receive a special or extraordinary dividend or distribution unless the Committee shall have expressly authorized such receipt.

(c) Additional Restrictions. Subject to adjustment as provided in Section 4(b), the maximum number of Shares subject to various types of Awards under the Plan shall be as set forth below:

Maximum Number of Shares Subject to:	Maximum Number of Shares
Total Incentive Stock Options	3,000,000
All Restricted Stock, Restricted Stock Units, Performance Shares and Other Stock-Based Awards granted	1,500,000
Options granted to a single Participant in any calendar year	500,000
SARs granted to a single Participant in any calendar year	500,000
Restricted Stock and Restricted Stock Units granted to a single Participant in any calendar year	500,000
Performance Shares granted to a single Participant in any calendar year	500,000
Other Stock-Based Awards granted to a single Participant in any calendar year	500,000

(d) No Recycling of Shares. Except for cancelled or forfeited Shares and Shares settled in cash, the Plan is intended to restrict the “recycling” of Shares back into the Plan. The full number of Shares underlying an Award (other than Awards payable, by their terms, only in cash) shall count against the numerical limits of the Plan. Shares exchanged or withheld to pay the purchase or exercise price of an Award or to satisfy tax withholding obligations count against the numerical limits of the Plan.

Section 5. Eligibility.

Any Employee, including any officer or employee-director, shall be eligible to be designated a Participant, subject to any restrictions imposed by applicable law. An Award may be granted to an Employee prior to the date the Employee first performs services for Olin or the Affiliate, provided that such Awards shall not become vested prior to the date the Employee first performs such services.

Section 6. Awards.

(a) Options. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine:

(i) Exercise Price. The per Share exercise price shall be determined by the Committee, provided that such exercise price shall not be less than the Fair Market Value of a Share on the date of the Option grant.

(ii) Option Term. The term of each Option shall be fixed by the Committee, provided that in no event shall the term of an Option be more than a period of ten years from the date of its grant.

(iii) Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms in which payment of the exercise price with respect thereto may be made.

(iv) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. Without limiting the preceding sentence, the aggregate Fair Market Value (determined at the time an Option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under the Plan and any other plan of the Participant’s employer corporation and its parent and subsidiary corporations providing for Options) shall not exceed such dollar limitation as shall be applicable to Incentive Stock Options under Section 422 of the Code or a successor provision.

(v) Termination of Employment Without Cause/With Olin Consent. Unless otherwise specified in the applicable Award Agreement or policies adopted by the Compensation Committee, in the event the employment of a Participant to whom an Option has been granted under the Plan shall be terminated by Olin or an Affiliate without cause or by the Participant with the consent of Olin or an Affiliate, such Option may be exercised (to the extent of the number of shares that the Participant was entitled to purchase under such Option at the termination of employment) at any time within three months after such termination (which three-month period may be extended by the Committee), but in no event shall such three-month period or any such extension permit the exercise of an Option after the expiration date of the Option. Options granted under the Plan shall not be affected by any change of duties or position so long as the Participant continues to be an Employee.

(vi) Termination for Cause or Without Consent. Unless otherwise specified in the applicable Award Agreement or policies adopted by the Compensation Committee, upon termination of such Participant’s employment either (a) for cause, or (b) voluntarily on the part of the Participant and without the written consent of Olin or an Affiliate, any Awards held by him or her under the Plan, to the extent not exercised or paid, shall terminate immediately.

(vii) Termination due to Retirement. Unless otherwise specified in the applicable Award Agreement or policies adopted by the Compensation Committee, in the event the employment of a Participant to whom an Option has been granted under the Plan shall be terminated due to Retirement, such Option may be exercised (to the extent of the number of shares that the Participant was entitled to purchase under such Option at the termination of employment) at any time until the expiration date of the Option; provided, however, that such exercise period may be shortened by the Committee in its discretion at the time of termination.

(viii) Death. Unless otherwise specified in the applicable Award Agreement or policies adopted by the Compensation Committee, if a Participant to whom an Option has been granted shall die while an Employee, such Option may be exercised by the Participant’s executors, administrators, personal representatives or distributees or permitted transferees at any time within a period of one year after the Participant’s death (which period may be extended by the Committee), regardless of whether or not such Option had vested at the time of death. If a Participant to whom an Option has been granted shall die after his or her employment has terminated but while the Option remains exercisable, the Option may be exercised by the persons described above at any time within the longer of (a) the period that the Participant could have exercised the Option had he or she not died, or (b) one year after the date of death (which period may be extended by the Committee), but only to the extent the Option was exercisable at the time of the Participant’s death.

(ix) Disability. Unless otherwise specified in the applicable Award Agreement or policies adopted by the Compensation Committee, if a Participant to whom an Option has been granted shall become totally and permanently disabled, as that term is defined in Section 22(e)(3) of the Code (or a successor provision), and the Participant’s employment is terminated as a result, such option may be exercised by the Participant or permitted transferee within one year after the date of termination of employment, to the extent that the Option was exercisable at the time of termination of employment.

(b) Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights to Participants which may, but need not, relate to a specific Option granted under the Plan. Subject to the terms of the Plan and any applicable Award Agreement, each Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, up to the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the exercise price of the right as specified by the Committee, which shall not be less than the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the exercise price, term, methods of exercise, methods of payment or settlement, including whether such SAR shall be paid in cash or Shares, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee, but in no event shall the term of a Stock Appreciation Right exceed a period of ten years from the date of its grant.

(c) Other Awards.

(i) Issuance. The Committee is authorized to grant Awards of Restricted Stock, Restricted Stock Units and Performance Shares to Participants. The Committee may make such Other Stock-Based Awards in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

(ii) Dividends and Dividend Equivalents. An Award (other than unvested Options, Performance Shares or Stock Appreciation Rights) may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Shares subject to the Award (both before and after the Shares subject to the Award are earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Shares as determined by the Committee; provided, however, that no dividend payments or dividend equivalent payments shall be provided, permitted or credited to the extent that such payments would cause a Restricted Stock Unit or Stock Appreciation Right to be subject to Code Section 409A. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in Shares, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Share equivalents.

(iii) Restrictions. Any such Award shall be subject to such conditions, restrictions and contingencies as the Committee may impose (including, without limitation, any limitation on the right to vote Restricted Stock or the right to receive any dividend or other right or property), which may lapse separately or in combination at such time or times, as the Committee may deem appropriate, provided that in order for a Participant to vest in Awards of Restricted Stock or Restricted Stock Units, the Participant must remain in the employ of Olin or an Affiliate for a period of not less than one (1) year after the grant of Restricted Stock or Restricted Stock Units that includes one or more performance criteria, and not less than three (3) years after the grant of Restricted Stock or Restricted Stock Units that does not include one or more performance criteria, in each case subject to Section 9 hereof and subject to relief for specified reasons as may be approved by the Committee. Notwithstanding the foregoing, the Committee may grant Restricted Stock or Restricted Stock Units for an aggregate number of Shares not to exceed 5% of the total number of shares available for issuance under this Plan which vest in less than one (1) year after the date of grant, including immediate vesting, with or without any performance criteria.

(iv) Forfeiture. Except as otherwise determined by the Committee or as specified in the relevant Award Agreement, upon termination of employment for any reason during the applicable restriction period, all Shares of Restricted Stock still subject to restriction shall be forfeited and reacquired by Olin.

(v) Performance-Based Awards. The Committee may designate whether any such Awards being granted to a Participant are intended to be Performance-Based Compensation. Any Award so designated shall be conditioned on the achievement of one or more performance measures. Performance measures that may be used by the Committee for such purpose shall be based on one or more of the following criteria, on an absolute or a relative basis:

(A) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment),

(B) earnings per share,

(C) EBITDA,

(D) Economic Value Added/EVA®,

(E) net income or net earnings (before or after taxes),

(F) net sales or revenue growth,

(G) operating profit,

(H) pre-tax profit,

(I) return measures (including, but not limited to, return on assets, net assets, capital, invested capital, equity, sales or revenues),

(J) revenues,

(K) productivity ratios,

(L) share price (including, but not limited to, growth measures and total shareholder return),

(M) expense targets,

(N) margins (including, but not limited to, gross and operating margins),

(O) operating efficiency,

(P) market share,

(Q) customer satisfaction, and

(R) working capital targets and changes in working capital.

For Awards intended to be Performance-Based Compensation, the grant of the Awards and the establishment of the performance measures shall be made during the period required under Code Section 162(m) and in accordance with Code Section 409A to the extent applicable.

(d) Forms of Payment Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments to be made by Olin or an Affiliate upon the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards, or other property or any combination thereof, and may be made in a single payment or transfer, in each case in accordance with rules and procedures established by the Committee and in accordance with Code Section 409A to the extent applicable. Notwithstanding the foregoing, the payment of the exercise price of an Option shall be subject to the following:

(i) Subject to the following provisions of this subsection the full exercise price for Shares purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described below, payment may be made as soon as practicable after the exercise).

(ii) The exercise price shall be payable in cash or by tendering, by either actual delivery of Shares or by attestation, Shares acceptable to the Committee, which Shares were either acquired at least six months before the exercise date or purchased on the open market, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

(iii) The Committee may permit a Participant to elect to pay the exercise price upon the exercise of an Option by irrevocably authorizing a third party to sell Shares (or a sufficient portion of the Shares) acquired upon exercise of an Option and remit to Olin a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise.

(e) Limits on Transfer of Awards. No Award (other than Released Securities) or right thereunder shall be assignable or transferable by a Participant, other than:

(i) by will or the laws of descent and distribution (or, in the case of an Award of Restricted Securities, to Olin); or

(ii) in the case of Awards other than Incentive Stock Options, to the extent permitted under the terms of the Award, by a gift or domestic relations order to any Family Member, to a trust in which the Participant and/or his or her Family Members hold more than 50% of the beneficial interest, to a foundation in which the Participant and/or Family Members control the management of assets, and any other entity in which the Participant and/or his or her Family Members own more than 50% of the voting interests.

For purposes of this provision, a transfer to an entity in exchange for an interest in that entity shall constitute a gift.

(f) General.

(i) No Cash Consideration for Awards. Participants shall not be required to make any cash payment for the granting of an Award except for such minimum consideration as may be required by applicable law.

(ii) Awards May Be Granted Separately or Together. Awards may be granted either alone or in addition to, in tandem with, or in substitution for any other Award or any award or benefit granted under any other plan or arrangement of Olin or any Affiliate, or as payment for or to assure payment of an award or benefit granted under any such other such plan or arrangement, provided that the purchase or exercise price under an Option or other Award encompassing the right to purchase Shares shall not be reduced by the cancellation of such Award and the substitution of another Award. Awards so granted may be granted either at the same time as or at a different time from the grant of such other Awards or awards or benefits.

(iii) General Restrictions. Delivery of Shares or other amounts under the Plan shall be subject to the following:

(A) Notwithstanding any other provision of the Plan, Olin shall have no liability to deliver any Shares under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(B) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of Shares the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

(iv) Beneficiary. A Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries with respect to any Award to exercise the rights of the Participant, and to receive any property distributable, upon the death of the Participant. Each Award, and each right under any Award, shall be exercisable, during the Participant’s lifetime, only by the Participant or a permitted transferee, or, if permissible under applicable law by the Participant’s guardian or legal representative.

(v) No Lien or Security Interest. No Award (other than Released Securities), and no right under any such Award, may be pledged, attached or otherwise encumbered other than in favor of Olin, and any purported pledge, attachment, or encumbrance thereof other than in favor of Olin shall be void and unenforceable against Olin or any Affiliate.

(vi) No Rights to Awards. No Employee, Participant or other Person shall have any claim to be granted an Award, and there is no obligation for uniformity of treatment of Employees, Participants or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument accepting the Award required by the Committee and delivered a fully executed copy thereof to Olin, and otherwise complied with the then applicable terms and conditions.

(vii) Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and, except as otherwise provided by the Committee, the delivery of any Shares or other benefits under the Plan to a Participant are conditioned on satisfaction of the applicable withholding requirements. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having Olin withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

(viii) Other Compensation Arrangements. Nothing contained in the Plan shall prevent Olin or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(ix) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of Olin or any Affiliate. Nothing in the Plan or any Award Agreement shall limit the right of Olin or an Affiliate at any time to dismiss a Participant from employment, free from any liability or any claim under the Plan or the Award Agreement.

(x) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Missouri, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan or any award Agreement to the substantive law of another jurisdiction.

(xi) Severability. If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable, or as to any Person or Award, or would disqualify the Plan or any Award, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such Person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(xii) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between Olin or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from Olin or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of Olin or any Affiliate.

(xiii) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(xiv) Share Certificates. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(xv) Award Agreement. The terms of any plan or guideline adopted by the Committee and applicable to an Award shall be deemed incorporated in and a part of the related Award Agreement. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the Participant’s acceptance of, or actions under, an Award Agreement. In the event of any inconsistency or conflict between the terms of the Plan and an Award Agreement, the terms of the Plan shall govern.

(g) Agreement to Service. Each Participant receiving an Award shall, by accepting the Award, agree that he or she will, during employment, devote his or her entire time, energy and skill to the service of Olin and the promotion of its interests, subject to vacations, sick leave and other absences in accordance with the regular policies of, or other reasons satisfactory to, Olin and its Affiliates.

Section 7. Amendment and Termination.

(a) Amendments to the Plan. The Committee may amend, suspend, discontinue or terminate the Plan, including, without limitation, any amendment, suspension, discontinuation or termination that would impair the rights of any Participant, or any other holder or beneficiary of any Award theretofore granted, without the consent of any shareholder, Participant, other holder or beneficiary of an Award, or other Person; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the shareholders of Olin, no such amendment, suspension, discontinuation or termination shall be made that would:

(i) increase the total number of Shares available for Awards under the Plan or the total number of Shares subject to one or more categories of Awards pursuant to Section 4(c), in either case except as provided in Section 4(b);

(ii) reduce the minimum Option exercise price, except as provided in Section 4(b); or

(iii) permit repricing of Options prohibited by Section 3(e); and

provided further that no amendment, suspension, discontinuation or termination (i) that would impair the rights of such Participant, holder or beneficiary shall be made with respect to Section 9 of the Plan after a Change in Control and (ii) may increase the amount of payment of any Award to any Participant.

(b) Amendments to Awards. The Committee may waive any conditions or rights with respect to, or amend, alter, suspend, discontinue, or terminate, any unexercised Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award, provided that no amendment, alteration, suspension, discontinuation or termination of an Award that would impair the rights of such Participant, holder or beneficiary shall be made after a Change in Control; provided further that the Committee may not increase the payment of any Award granted any Participant.

(c) Adjustments of Awards Upon Certain Acquisitions. In the event Olin or any Affiliate shall assume outstanding employee awards or the right or obligation to make future such awards in connection with the acquisition of another business or another Person, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it shall deem appropriate.

(d) Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof) affecting Olin, any Affiliate, or the financial statements of Olin or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits to be made available under the Plan.

(e) 409A Compliance. To the extent any provision of the Plan (or any Award) or action by the Board or Committee would subject any Participant to liability for interest or additional taxes under Code Section 409A(a)(1)(B), it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. It is intended that the Plan (and any Award) will comply with Code Section 409A, and the Plan (and any Award) shall be interpreted and construed on a basis consistent with such intent. The Plan (and any Award) may be amended in any respect deemed necessary (including retroactively) by the Committee in order to preserve compliance with Code Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Plan benefits or Awards. Except as specifically provided in Section 9, a Participant (or beneficiary) is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant (or beneficiary) in connection with any distributions to such Participant (or beneficiary) under the Plan (including any taxes and penalties under Code Section 409A), and neither Olin nor any Affiliate shall have any obligation to indemnify or otherwise hold a Participant (or beneficiary) harmless from any or all of such taxes or penalties.

Section 8. Additional Conditions to Enjoyment of Awards.

(a) The Committee may cancel any unexpired, unpaid or deferred Awards if at any time the Participant is not in compliance with all applicable provisions of the Award Agreement, the Plan and the following conditions:

(i) A Participant shall not render services for any Person or engage, directly or indirectly, in any business which, in the judgment of the Committee is or becomes competitive with Olin or any Affiliate, or which is or becomes otherwise prejudicial to or in conflict with the interests of Olin or any Affiliate. Such judgment shall be based on the Participant’s positions and responsibilities while employed by Olin or an Affiliate, the Participant’s post employment responsibilities and position with the other Person or business, the extent of past, current and potential competition or conflict between Olin or an Affiliate and the other Person or business, the effect on customers, suppliers and competitors of the Participant’s assuming the post employment position, the guidelines established in any ethical or business conduct standards of Olin then in effect, and such other considerations as are deemed relevant given the applicable facts and circumstances. The Participant shall be free, however, to purchase as an investment or otherwise, stock or other securities of such Person or business so long as they are listed upon a recognized securities exchange or traded over the counter, and such investment does not represent a substantial investment to the Participant or a greater than 1% equity interest in the organization or business.

(ii) Participant shall not, without prior written authorization from Olin, disclose to anyone outside Olin, or use in other than Olin’s business, any secret or confidential information, knowledge or data, relating to the business of Olin or an Affiliate in violation of his or her agreement with Olin or the Affiliate.

(iii) A Participant, pursuant to his or her agreement with Olin or an Affiliate, shall disclose promptly and assign to Olin or the Affiliate all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by Olin or the Affiliate, relating in any manner to the actual or anticipated business, research or development work of Olin or the Affiliate and shall do anything reasonably necessary to enable Olin or the Affiliate to secure a patent where appropriate in the United States and in foreign countries.

(b) Notwithstanding any other provision of the Plan, the Committee in its sole discretion may cancel any Award at any time prior to the exercise thereof, if the employment of the Participant shall be terminated, other than by reason of death, unless the conditions in this Section 8 are met.

(c) Failure to comply with the conditions of this Section 8 prior to, or during the six months after, any exercise, payment or delivery pursuant to an Award shall cause the exercise, payment or delivery to be rescinded. Olin shall notify the Participant in writing of any such rescission within two years after such exercise payment or delivery and within 10 days after receiving such notice, the Participant shall pay to Olin the amount of any gain realized or payment received as a result of the exercise, payment or delivery rescinded. Such payment shall be made either in cash or by returning to Olin the number of Shares that the Participant received in connection with the rescinded exercise, payment or delivery.

(d) Upon exercise, payment or delivery pursuant to an Award, the Committee may require the Participant to acknowledge the terms and conditions of the Plan and to certify on a form acceptable to the Committee, that he or she is in compliance with the terms and conditions of the Plan.

(e) Nothing herein shall be interpreted to limit the obligations of a Participant under his or her employment agreement or any other agreement with Olin.

Section 9. Change in Control.

(a) Except as the Board or the Committee may expressly provide otherwise prior to a Change in Control, in the event of a Change in Control:

(i) all Options and Stock Appreciation Rights then outstanding shall become immediately and fully exercisable, notwithstanding any provision therein for the exercise in installments;

(ii) all restrictions and conditions of all Restricted Stock then outstanding shall be deemed satisfied as of the date of the Change in Control; and

(iii) all Performance Share Awards and Restricted Stock Units shall become vested and deemed earned or satisfied in full, notwithstanding that the applicable performance cycle, retention cycle or restriction conditions shall not have been completed or met. Such Performance Share Awards and Restricted Stock Units shall be paid, cash units in cash and phantom stock units in the Shares represented thereby or such other securities, property or cash as may be deliverable in respect of Shares as a result of a Change in Control, to the Participant at the time or schedule applicable to such awards (assuming for these purposes that no such Change in Control had occurred), provided that in the event of a 409A Change in Control (which 409A Change in Control may occur concurrently with or after the Change in Control), such Awards shall be paid to the Participants on or as soon as administratively feasible after such 409A Change in Control of Olin, but no later than ten (10) business days following such 409A Change in Control.

(b) In the event that a Participant participates or agrees to participate by loan or equity investment (other than through ownership of less than 1% of publicly traded securities of another company) in a transaction which would result in an event described in subsections (i) or (ii) of the definition of Change in Control, the Participant must promptly disclose such participation or agreement to Olin. If the Participant so participates or agrees to participate, no payments due under this Plan or by virtue of any Change in Control provisions contained in any compensation or benefit plan of Olin will be paid to the Participant until the acquiring group in which the Participant participates or agrees to participate has completed such transaction. In the event the Participant so participates or agrees to participate and fails to disclose his or her participation or agreement, the Participant will not be entitled to any payments under this Plan or by virtue of Change in Control provisions in any Olin compensation or benefit plan, notwithstanding any of the terms hereof or thereof.

(c) Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment would be subject to the Excise Tax, then the Participant shall be entitled to a Gross-Up Payment except to the extent that Participant receives a Gross-Up Payment with respect to such payments under another Olin compensation agreement or benefit plan.

(d) Subject to the provisions of Section 9(e), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm. The Accounting Firm shall provide detailed supporting calculations both to Olin and the Participant within 15 business days of the receipt of notice from the Participant that there has been a Payment or such earlier time as is requested by Olin. The Accounting Firm shall not determine that no Excise Tax is payable by the Participant unless it delivers to the Participant a written opinion that failure to report the Excise Tax on the Participant’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. All fees and expenses of the Accounting Firm shall be borne solely by Olin. Any Gross-Up Payment, as determined pursuant to this Section 9(d), shall be paid by Olin to the Participant within 5 days of the receipt of the Accounting Firm’s determination and in no event shall such date be later than the last day of the calendar year after the calendar year in which the applicable Excise Tax is paid. Any determination by the Accounting Firm shall be binding upon Olin and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by Olin should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event Olin exhausts its remedies pursuant to Section 9(e) and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine that amount of the Underpayment that has occurred and any such Underpayment shall be paid by Olin to or for the benefit of the Participant within 5 days of receipt of the Accounting Firm’s determination.

(e) The Participant shall notify Olin in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by Olin of the Gross-Up Payment. Such notification shall be given as soon as practicable but not later than 30 days after the Participant actually receives notice in writing of such claim and shall apprise Olin of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of the Participant to notify Olin of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to the Participant under this Section 9(e) except to the extent that Olin is materially prejudiced in the defense of such claim as a direct result of such failure. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which the Participant gives such notice to Olin (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Olin notifies the Participant in writing prior to the expiration of such period that Olin desires to contest such claim, the Participant shall:

(i) give Olin any information reasonably requested by Olin relating to such claim;

(ii) take such action in connection with contesting such claim as Olin shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by Olin and reasonably acceptable to the Participant;

(iii) cooperate with Olin in good faith in order to effectively contest such claim; and

(iv) permit Olin to participate in any proceedings relating to such claim;

provided, however, that Olin shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise tax or income or employment tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(e), Olin shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Olin shall determine; provided, however, that, if Olin directs the Participant to pay such claim and sue for a refund, Olin shall advance the amount of such payment to the Participant, on an interest-free basis, and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Olin’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(f) If, after the receipt by the Participant of an amount advanced by Olin pursuant to Section 9(e), the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to Olin’s complying with the requirements of Section 9(e) promptly pay to Olin the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by Olin pursuant to Section 9(e), a determination is made that the Participant shall not be entitled to any refund with respect to such claim, and Olin does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(g) Notwithstanding any other provision of this Section 9, Olin may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Participant, all or any portion of the Gross-Up Payment, and the Participant hereby consents to such withholding.

(h) Following a Change in Control or 409A Change in Control, no action shall be taken under the Plan that will cause any Award that has previously been determined to be (or is determined to be) subject to Code Section 409A to fail to comply in any respect with Code Section 409A without the written consent of the Participant.

Section 10. Effective Date and Term.

The Plan shall be effective as of Effective Date and shall be unlimited in duration. In the event of a Plan termination, the Plan shall remain in effect as long as any Awards under it are outstanding; provided; however, that, to the extent required by the Code, no Incentive Stock Option may be granted under the Plan on a date that is more than ten years from the date the Plan is adopted.

c/o National City Bank

Shareholder Services Operations Locator 5352 P.O. Box 94509 Cleveland, OH 44101-4509

Address Line 1 Address Line 2 Address Line 3 Address Line 4 Address Line 5 Address Line 6

You can view the Annual Report on Form 10-K for 2008 and 2009 Proxy Statement on the Internet at: www.viewmaterial.com/oln

Vote by Telephone

Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a Touch Tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or mail it to: Proxy Tabulator, PO Box 535300, Pittsburgh, PA 15253.

Vote 24 hours a day, 7 days a week!

Internet and telephone voting are available for shareholders through 11:59 PM Eastern Daylight Time on April 22, 2009 and for CEOP Participants through 11:59 PM Eastern Daylight Time on April 20, 2009. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Control Number

Proxy must be signed and dated below.

Please fold and detach card at perforation before mailing.

OLIN CORPORATION PROXY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

RICHARD M. ROMPALA and JOSEPH D. RUPP, or either of them, with full power of substitution, are hereby appointed proxies to vote all Common Stock in Olin Corporation which the undersigned would be entitled to vote on all matters which may come before the Annual Meeting of Shareholders to be held on April 23, 2009 at 8:30 a.m. Central Daylight Time.

This card also provides confidential voting instructions on the three matters listed on the reverse side of this Proxy for shares held in the Olin Corporation Contributing Employee Ownership Plan (Olin CEOP) or Arch Chemicals, Inc. Contributing Employee Ownership Plan (Arch CEOP). (We sometimes refer to both of these plans as the “CEOP”). If you are a participant and have shares of Olin Common Stock allocated to your account in the CEOP, please read the instruction on the reverse regarding voting of those shares.

Control Number

Address Line 1

Address Line 2

Address Line 3

Address Line 4

Address Line 5

Address Line 6

Account Number

Shares

Barcode

Signature

Signature

Date:

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Dear Shareholder:

You are invited to attend our 2009 Annual Meeting of Shareholders at 8:30 a.m. Central Daylight Time on Thursday, April 23rd at The Chase Park Plaza Hotel, 212 North Kingshighway Boulevard, St. Louis, MO 63108. This is the admission card. If you plan to attend, please mark the box on the proxy. Be sure to bring this card with you to the Meeting.

Sincerely,

George H. Pain

Secretary

Please fold and detach card at perforation before mailing.

YOUR VOTE IS IMPORTANT!

If you do not vote by telephone or Internet, please sign and date this proxy card and mail it promptly so your shares may be represented at the Meeting.

Olin Corporation Proxy

Proxy must be signed and dated on the reverse side. ? Please fold and detach card at perforation before mailing. ?

THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER ON THE ITEMS LISTED BELOW. IF NO CONTRARY DISCRETION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ALL ITEMS. Should any nominee be unable to serve, this Proxy may be voted for a substitute nominee selected by the Board of Directors.

Trustee’s Authorization: As a named fiduciary, you may direct State Street Bank and Trust Company, as Trustee of the Olin CEOP, or JPMorgan Chase Bank, as Trustee of the Arch CEOP, how to vote the shares of Olin Common Stock allocated to your CEOP account on the three matters listed below by completing and returning this Proxy/Voting Instruction Form or sending your voting instructions via telephone or Internet. The Trustees will vote the shares represented by this Proxy/Voting Instruction Form if proper instructions are received before 11:59 p.m. Eastern Daylight Time on April 20, 2009. The Trustees will vote all shares for which no instructions are received in the same proportion as shares for which they receive instructions.

The Board of Directors recommends a vote “FOR” each item below.

1. Election of Directors

Nominees:

(1) Gray G. Benoist

FOR ALL (except as noted below)

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

(2) Donald W. Bogus

(3) John M. B. O’Connor

WITHHELD FOR ALL

(4) Philip J. Schulz

(5) Vincent J. Smith

2. APPROVAL OF THE 2009 LONG TERM INCENTIVE PLAN

FOR AGAINST ABSTAIN

3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR AGAINST ABSTAIN

Please mark this box if you plan to attend the Annual Meeting.

IMPORTANT–THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.